Exhibit 99.1

Altria Group, Inc. and Subsidiaries
Consolidated Financial Statements as of
December 31, 2020 and 2019, and for Each of the
Three Years in the Period Ended December 31, 2020

Altria Group, Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions of dollars)
________________________

at December 31,	2020	2019
Assets
Cash and cash equivalents	$4,945	$2,117
Receivables	137	152
Inventories:
Leaf tobacco	844	874
Other raw materials	200	192
Work in process	502	696
Finished product	420	531
	1,966	2,293
Other current assets	69	262
Total current assets	7,117	4,824

Property, plant and equipment, at cost:
Land and land improvements	348	353
Buildings and building equipment	1,480	1,461
Machinery and equipment	3,010	2,998
Construction in progress	312	262
	5,150	5,074
Less accumulated depreciation	3,138	3,075
	2,012	1,999

Goodwill	5,177	5,177
Other intangible assets, net	12,615	12,687
Investments in equity securities ($1,868 million and $303 million at December 31, 2020 and 2019, respectively, measured at fair value)	19,529	23,581
Other assets	964	1,003
Total Assets	$47,414	$49,271

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Balance Sheets (Continued)
(in millions of dollars, except share and per share data)
____________________________________________

at December 31,	2020	2019
Liabilities
Current portion of long-term debt	$1,500	$1,000
Accounts payable	380	325
Accrued liabilities:
Marketing	523	393
Settlement charges	3,564	3,346
Other	1,494	1,545
Dividends payable	1,602	1,565
Total current liabilities	9,063	8,174

Long-term debt	27,971	27,042
Deferred income taxes	4,532	5,083
Accrued pension costs	551	473
Accrued postretirement health care costs	1,951	1,797
Other liabilities	381	345
Total liabilities	44,449	42,914
Contingencies (Note 18)
Redeemable noncontrolling interest	40	38
Stockholders’ Equity
Common stock, par value $0.33 1/3 per share (2,805,961,317 shares issued)	935	935
Additional paid-in capital	5,910	5,970
Earnings reinvested in the business	34,679	36,539
Accumulated other comprehensive losses	(4,341)	(2,864)
Cost of repurchased stock (947,542,152 shares at December 31, 2020 and 947,979,763 shares at December 31, 2019)	(34,344)	(34,358)
Total stockholders’ equity attributable to Altria	2,839	6,222
Noncontrolling interests	86	97
Total stockholders’ equity	2,925	6,319
Total Liabilities and Stockholders’ Equity	$47,414	$49,271

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Earnings (Losses)
(in millions of dollars, except per share data)
____________________________________

for the years ended December 31,	2020	2019	2018
Net revenues	$26,153	$25,110	$25,364
Cost of sales	7,818	7,085	7,373
Excise taxes on products	5,312	5,314	5,737
Gross profit	13,023	12,711	12,254
Marketing, administration and research costs	2,154	2,226	2,756
Asset impairment and exit costs	(4)	159	383
Operating income	10,873	10,326	9,115
Interest and other debt expense, net	1,209	1,280	665
Net periodic benefit income, excluding service cost	(77)	(37)	(34)
(Income) losses from equity investments	111	(1,725)	(890)
Impairment of JUUL equity securities	2,600	8,600	—
Loss on Cronos-related financial instruments	140	1,442	—
Loss on ABI/SABMiller business combination	—	—	33
Earnings before income taxes	6,890	766	9,341
Provision for income taxes	2,436	2,064	2,374
Net earnings (losses)	4,454	(1,298)	6,967
Net (earnings) losses attributable to noncontrolling interests	13	5	(4)
Net earnings (losses) attributable to Altria	$4,467	$(1,293)	$6,963
Per share data:
Basic earnings (losses) per share attributable to Altria	$2.40	$(0.70)	$3.69
Diluted earnings (losses) per share attributable to Altria	$2.40	$(0.70)	$3.68

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Earnings (Losses)
(in millions of dollars)
_______________________

for the years ended December 31,	2020	2019	2018
Net earnings (losses)	$4,454	$(1,298)	$6,967
Other comprehensive earnings (losses), net of deferred income taxes:
Benefit plans	(228)	(24)	68
ABI	(1,245)	(319)	(309)
Currency translation adjustments and other	(4)	26	(1)
Other comprehensive earnings (losses), net of deferred income taxes	(1,477)	(317)	(242)

Comprehensive earnings (losses)	2,977	(1,615)	6,725
Comprehensive (earnings) losses attributable to noncontrolling interests	13	5	(4)
Comprehensive earnings (losses) attributable to Altria	$2,990	$(1,610)	$6,721

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in millions of dollars)
__________________

for the years ended December 31,	2020	2019	2018
Cash Provided by (Used in) Operating Activities
Net earnings (losses)	$4,454	$(1,298)	$6,967
Adjustments to reconcile net earnings (losses) to operating cash flows:
Depreciation and amortization	257	226	227
Deferred income tax benefit	(164)	(95)	(57)
(Income) losses from equity investments	111	(1,725)	(890)
Loss on ABI/SABMiller business combination	—	—	33
Dividends from ABI	108	396	657
Loss on Cronos-related financial instruments	140	1,442	—
Impairment of JUUL equity securities	2,600	8,600	—
Asset impairment and exit costs, net of cash paid	(51)	41	354
Cash effects of changes:
Receivables	20	(8)	—
Inventories	2	42	(129)
Accounts payable	53	(79)	27
Income taxes	(29)	89	218
Accrued liabilities and other current assets	(15)	11	(21)
Accrued settlement charges	218	(108)	980
Pension plan contributions	(33)	(56)	(41)
Pension provisions and postretirement, net	(49)	(52)	(13)
Other, net (1)	763	411	79
Net cash provided by (used in) operating activities	8,385	7,837	8,391
Cash Provided by (Used in) Investing Activities
Capital expenditures	(231)	(246)	(238)
Acquisitions of businesses and assets	—	(421)	(15)
Investment in JUUL	—	(5)	(12,800)
Investment in Cronos	—	(1,899)	—
Other, net	88	173	65
Net cash provided by (used in) investing activities	(143)	(2,398)	(12,988)
(1) 2020 reflects inventory-related amounts associated with the Wine Business Strategic Reset. For further discussion, see Note 5. Asset Impairment, Exit and Implementation Costs.
See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (Continued)
(in millions of dollars)
__________________

	for the years ended December 31,	2020	2019	2018
	Cash Provided by (Used in) Financing Activities
	Proceeds from short-term borrowings	$3,000	$—	$12,800
	Repayment of short-term borrowings	(3,000)	(12,800)	—
	Long-term debt issued	1,993	16,265	—
	Long-term debt repaid	(1,000)	(1,144)	(864)
	Repurchases of common stock	—	(845)	(1,673)
	Dividends paid on common stock	(6,290)	(6,069)	(5,415)
	Other, net	(99)	(119)	(132)
	Net cash provided by (used in) financing activities	(5,396)	(4,712)	4,716
	Cash, cash equivalents and restricted cash:
	Increase (decrease)	2,846	727	119
	Balance at beginning of year	2,160	1,433	1,314
	Balance at end of year	$5,006	$2,160	$1,433
Cash paid:	Interest	$1,246	$991	$704
	Income taxes	$2,616	$1,977	$2,307

The following table provides a reconciliation of cash, cash equivalents and restricted cash to the amounts reported on Altria’s consolidated balance sheets:

	at December 31,	2020	2019	2018
	Cash and cash equivalents	$4,945	$2,117	$1,333
	Restricted cash included in other current assets (1)	1	—	57
	Restricted cash included in other assets (1)	60	43	43
	Cash, cash equivalents and restricted cash	$5,006	$2,160	$1,433
(1) Restricted cash consisted of cash deposits collateralizing appeal bonds posted by PM USA to obtain stays of judgments pending appeals. See Note 18. Contingencies.

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity
(in millions of dollars, except per share data)
____________________________________

	Attributable to Altria
	Common Stock	Additional Paid-in Capital	Earnings Reinvested in the Business	Accumulated Other Comprehensive Losses	Cost of Repurchased Stock	Non- controlling Interests	Total Stockholders’ Equity
Balances, December 31, 2017	$935	$5,952	$42,251	$(1,897)	$(31,864)	$3	$15,380
Reclassification due to adoption of ASU 2018-02 (1)	—	—	408	(408)	—	—	—
Net earnings (losses) (2)	—	—	6,963	—	—	—	6,963
Other comprehensive earnings (losses), net of deferred income taxes	—	—	—	(242)	—	—	(242)
Stock award activity	—	9	—	—	13	—	22
Cash dividends declared ($3.00 per share)	—	—	(5,660)	—	—	—	(5,660)
Repurchases of common stock	—	—	—	—	(1,673)	—	(1,673)
Other	—	—	—	—	—	(1)	(1)
Balances, December 31, 2018	935	5,961	43,962	(2,547)	(33,524)	2	14,789
Net earnings (losses) (2)	—	—	(1,293)	—	—	(7)	(1,300)
Other comprehensive earnings (losses), net of deferred income taxes	—	—	—	(317)	—	—	(317)
Stock award activity	—	9	—	—	11	—	20
Cash dividends declared ($3.28 per share)	—	—	(6,130)	—	—	—	(6,130)
Repurchases of common stock	—	—	—	—	(845)	—	(845)
Issuance of noncontrolling interest in Helix	—	—	—	—	—	88	88
Other	—	—	—	—	—	14	14
Balances, December 31, 2019	935	5,970	36,539	(2,864)	(34,358)	97	6,319
Net earnings (losses) (2)	—	—	4,467	—	—	(16)	4,451
Other comprehensive earnings (losses), net of deferred income taxes	—	—	—	(1,477)	—	—	(1,477)
Stock award activity	—	13	—	—	14	—	27
Cash dividends declared ($3.40 per share)	—	—	(6,327)	—	—	—	(6,327)
Other	—	(73)	—	—	—	5	(68)
Balances, December 31, 2020	$935	$5,910	$34,679	$(4,341)	$(34,344)	$86	$2,925
(1) In 2018, Altria adopted Accounting Standards Update (“ASU”) 2018-02, Income Statement-Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income (“ASU 2018-02”), and reclassified the stranded income tax effects of the 2017 Tax Cuts and Jobs Act (the “Tax Reform Act”) on items with accumulated other comprehensive losses to earnings reinvested in the business.
(2) Amounts attributable to noncontrolling interests for each of the years ended December 31, 2020, 2019 and 2018 exclude net earnings of $3 million, $2 million and $4 million, respectively, due to the redeemable noncontrolling interest related to Stag’s Leap Wine Cellars, which is reported in the mezzanine equity section on the consolidated balance sheets at December 31, 2020, 2019 and 2018.

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________

Note 1. Background and Basis of Presentation
When used in these notes, the term “Altria” refers to Altria Group, Inc. and its subsidiaries, unless the context requires otherwise.

▪Background: At December 31, 2020, Altria Group, Inc.’s (“Altria”) wholly owned subsidiaries included Philip Morris USA Inc. (“PM USA”), which is engaged in the manufacture and sale of cigarettes in the United States (including super premium cigarettes previously manufactured and sold by Sherman Group Holdings, LLC and its subsidiaries (“Nat Sherman”); John Middleton Co. (“Middleton”), which is engaged in the manufacture and sale of machine-made large cigars and pipe tobacco and is a wholly owned subsidiary of PM USA; UST LLC (“UST”), which through its wholly owned subsidiaries, including U.S. Smokeless Tobacco Company LLC (“USSTC”) and Ste. Michelle Wine Estates Ltd. (“Ste. Michelle”), is engaged in the manufacture and sale of moist smokeless tobacco products (“MST”), snus products and wine; and Philip Morris Capital Corporation (“PMCC”), which maintains a portfolio of finance assets, substantially all of which are leveraged leases. In addition, at December 31, 2020, Altria owned an 80% interest in Helix Innovations LLC (“Helix”), which is engaged in the manufacture and sale of oral nicotine pouches. Other Altria wholly owned subsidiaries included Altria Group Distribution Company, which provides sales and distribution services to certain Altria operating subsidiaries, and Altria Client Services LLC, which provides various support services in areas such as legal, regulatory, consumer engagement, finance, human resources and external affairs to Altria and its subsidiaries. Altria’s access to the operating cash flows of its wholly owned subsidiaries consists of cash received from the payment of dividends and distributions, and the payment of interest on intercompany loans by its subsidiaries. At December 31, 2020, Altria’s significant wholly owned subsidiaries were not limited by contractual obligations in their ability to pay cash dividends or make other distributions with respect to their equity interests.
In 2019, Helix acquired Burger Söhne Holding and its subsidiaries as well as certain affiliated companies (the “Burger Group”) that are engaged in the manufacture and sale of on! oral nicotine pouches. At closing, Altria owned an 80% interest in Helix, for which Altria paid $353 million in 2019. The purchase price allocation has been completed, and there were no changes subsequent to the acquisition date.
At December 31, 2020, Altria’s investment in equity securities consisted of Anheuser-Busch InBev SA/NV (“ABI”), Cronos Group Inc. (“Cronos”) and JUUL Labs, Inc. (“JUUL”). Altria accounts for its investments in ABI and Cronos under the equity method of accounting using a one-quarter lag. Altria accounts for its equity investment in JUUL under the fair value option.
At December 31, 2020, Altria had a 10.0% ownership interest in ABI. Altria receives cash dividends on its interest in ABI and will continue to do so as long as ABI pays dividends.
In December 2018, Altria made an investment in JUUL by purchasing shares of non-voting convertible common stock of JUUL representing a 35% ownership interest. JUUL is engaged in the manufacture and sale of e-vapor products in the U.S. and certain international markets. In November 2020, Altria exercised its rights to convert its non-voting shares to voting shares. Altria does not currently intend to exercise its additional governance rights obtained upon share conversion, including the right to elect directors to JUUL’s board, or to vote its JUUL shares other than as a passive investor, pending the outcome of the U.S. Federal Trade Commission (“FTC”) administrative complaint. At December 31, 2020, Altria had a 35% ownership interest in JUUL.
In March 2019, Altria acquired a 45% ownership interest in Cronos, a global cannabinoid company headquartered in Toronto, Canada. At December 31, 2020, Altria had a 43.5% ownership interest in Cronos.
For further discussion of Altria’s investments in equity securities, see Note 6. Investments in Equity Securities.
▪Basis of Presentation: The consolidated financial statements include Altria, as well as its wholly owned and majority-owned subsidiaries. Investments in equity securities in which Altria has the ability to exercise significant influence over the operating and financial policies of the investee are accounted for under the equity method of accounting or the fair value option. Investments in equity securities that Altria does not have the ability to exercise significant influence over the operating and financial policies of the investee are accounted for as an investment in an equity security. All intercompany transactions and balances have been eliminated.
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the dates of the financial statements and the reported amounts of net revenues and expenses during the reporting periods. Significant estimates and assumptions include, among other things, pension and benefit plan assumptions, lives and valuation assumptions for goodwill and other intangible assets, impairment and fair value evaluations for equity investments, marketing programs, income taxes, and the estimated residual values of finance leases. Actual results could differ from those estimates.
In the first quarter of 2020, Altria renamed its smokeless products segment as the oral tobacco products segment.
Certain immaterial prior year amounts have been adjusted to conform with the current year’s presentation.

During the second quarter of 2020, Altria began complying early with U.S. Securities and Exchange Commission (“SEC”) Regulation S-X Rules 13-01 and 13-02 regarding the financial disclosure requirements for registered debt securities with guarantees. In October 2020, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) 2020-09, Debt (Topic 470): Amendments to SEC Paragraphs Pursuant to SEC Release No. 33-10762, to reflect changes made to its disclosure rules on registered debt securities with guarantees. The new rules replace the previously required condensed consolidating financial information with summarized financial information of the issuer and the guarantor and, among other things, require expanded qualitative disclosures. Altria has elected to provide this information in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section in its Annual Report on Form 10-K as permitted by the new rules.
During the fourth quarter of 2020, Altria began complying early with the SEC’s amendments to the financial disclosures rules regarding acquired and disposed businesses. Among other changes, the amendments impact SEC rules relating to the definition of “significant” subsidiaries and the requirements related to the provision of financial statements for “significant” acquisitions.
On January 1, 2020, Altria adopted ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments and all related ASU amendments (collectively “ASU No. 2016-13”). This guidance replaces the current incurred loss impairment methodology for recognizing credit losses for financial assets with a methodology that reflects the entity’s current estimate of all expected credit losses and requires consideration of a broader range of reasonable and supportable information for estimating credit losses. The adoption of ASU No. 2016-13 did not have a material impact on Altria’s consolidated financial statements.
Additionally, on January 1, 2020, Altria adopted ASU No. 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (“ASU No. 2018-15”). This guidance aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The adoption of ASU No. 2018-15 did not have a material impact on Altria’s consolidated financial statements.

Note 2. Summary of Significant Accounting Policies
▪Cash and Cash Equivalents: Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less. Cash equivalents are stated at cost plus accrued interest, which approximates fair value.
▪Depreciation, Amortization and Impairment Testing: Property, plant and equipment are stated at historical costs and depreciated by the straight-line method over the estimated useful lives of the assets. Machinery and equipment are depreciated over periods up to 25 years, and buildings and building improvements over periods up to 50 years. Definite-lived intangible assets are amortized over their estimated useful lives up to 25 years.
Altria reviews long-lived assets, including definite-lived intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying value of the assets may not be fully recoverable. Altria performs undiscounted operating cash flow analyses to determine if an impairment exists. For purposes of recognition and measurement of an impairment for assets held for use, Altria groups assets and liabilities at the lowest level for which cash flows are separately identifiable. If Altria determines that an impairment exists, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal. Altria also reviews the estimated remaining useful lives of long-lived assets whenever events or changes in business circumstances indicate the lives may have changed.
Altria conducts a required annual review of goodwill and indefinite-lived intangible assets for potential impairment, and more frequently if an event occurs or circumstances change that would require Altria to perform an interim review. Altria has the option of first performing a qualitative assessment to determine whether it is more-likely-than-not that the fair value of a reporting unit or indefinite-lived intangible asset is less than its carrying amount as a basis for determining whether it is necessary to perform a quantitative impairment test. If necessary, Altria will perform a single step quantitative impairment test. Additionally, Altria has the option to unconditionally bypass the qualitative assessment and perform a single step quantitative assessment. If the carrying value of a reporting unit that includes goodwill exceeds its fair value, which is determined using discounted cash flows, goodwill is considered impaired. The amount of impairment loss is measured as the difference between the carrying value and the fair value of a reporting unit, but is limited to the total amount of goodwill allocated to a reporting unit. If the carrying value of an indefinite-lived intangible asset exceeds its fair value, which is determined using discounted cash flows, the intangible asset is considered impaired and is reduced to fair value in the period identified.
▪Derivative Financial Instruments: Altria enters into derivatives to mitigate the potential impact of certain market risks, including foreign currency exchange rate risk. Altria uses various types of derivative financial instruments, including forward contracts, options and swaps.
Derivative financial instruments are recorded at fair value on the consolidated balance sheets as either assets or liabilities. Derivative financial instruments that qualify for hedge accounting are designated as either fair value hedges, cash flow hedges or net investment hedges at the inception of the contracts. For fair value hedges, changes in the fair value of the derivative, as well as the offsetting changes in the fair value of the hedged item, are recorded in the consolidated statements of earnings (losses) each period. For cash flow hedges, changes in the fair value of the derivative are recorded each period in accumulated other comprehensive earnings (losses) and are reclassified to the consolidated statements of earnings (losses) in the same periods in which operating results are affected by the respective hedged item. For net investment hedges, changes in the fair value of the derivative or foreign currency transaction gains or losses on a nonderivative hedging instrument are recorded in accumulated other comprehensive earnings (losses) to offset the change in the value of the net investment being hedged. Such amounts remain in accumulated other comprehensive earnings (losses) until the complete or substantially complete liquidation of the underlying foreign operations occurs or, for investments in foreign entities accounted for under the equity method of accounting, Altria’s economic interest in the underlying foreign entity decreases. Cash flows from hedging instruments are classified in the same manner as the respective hedged item in the consolidated statements of cash flows.
To qualify for hedge accounting, the hedging relationship, both at inception of the hedge and on an ongoing basis, is expected to be highly effective at offsetting changes in the fair value of the hedged risk during the period that the hedge is designated. Altria formally designates and documents, at inception, the financial instrument as a hedge of a specific underlying exposure, the risk management objective, the strategy for undertaking the hedge transaction and method for assessing hedge effectiveness. Additionally, for qualified hedges of forecasted transactions, if it becomes probable that a forecasted transaction will not occur, the hedge would no longer be considered effective and all of the derivative gains and losses would be recorded in the consolidated statement of earnings (losses) in the current period.
For financial instruments that are not designated as hedging instruments or do not qualify for hedge accounting, changes in fair value are recorded in the consolidated statement of earnings (losses) each period. Altria does not enter into or hold derivative financial instruments for trading or speculative purposes.
▪Employee Benefit Plans: Altria provides a range of benefits to certain employees and retired employees, including pension, postretirement health care and postemployment benefits. Altria records annual amounts relating to these plans based on calculations specified by GAAP, which include various actuarial assumptions as to discount rates, assumed rates of return on plan assets, mortality, compensation increases, turnover rates and health care cost trend rates.
Altria recognizes the funded status of its defined benefit pension and other postretirement plans on the consolidated balance sheets and records as a component of other comprehensive earnings (losses), net of deferred income taxes, the gains or losses and prior service costs or credits that have not been recognized as components of net periodic benefit cost. The gains or losses and prior service costs or credits recorded as components of other comprehensive earnings (losses) are subsequently amortized into net periodic benefit cost in future years.
▪Environmental Costs: Altria is subject to laws and regulations relating to the protection of the environment. Altria provides for expenses associated with environmental remediation obligations on an undiscounted basis when such amounts are probable and can be reasonably estimated. Such accruals are adjusted as new information develops or circumstances change.
Compliance with environmental laws and regulations, including the payment of any remediation and compliance costs or damages and the making of related expenditures, has not had, and is not expected to have, a material adverse effect on Altria’s consolidated results of operations, capital expenditures, financial position or cash flows. See Note 18. Contingencies - Environmental Regulation.
▪Fair Value Measurements: Altria measures certain assets and liabilities at fair value. Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Altria uses a fair value hierarchy, which gives the highest priority to unadjusted quoted prices in active markets for identical assets and liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of inputs used to measure fair value are:
Level 1Unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
▪Guarantees: Altria recognizes a liability for the fair value of the obligation of qualifying guarantee activities. See Note 18. Contingencies for a further discussion of guarantees.
▪Income Taxes: Significant judgment is required in determining income tax provisions and in evaluating tax positions.
Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Altria records a valuation allowance when it is more-likely-than-not that some portion or all of a deferred tax asset will not be realized.
Altria recognizes a benefit for uncertain tax positions when a tax position taken or expected to be taken in a tax return is more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. Altria recognizes accrued interest and penalties associated with uncertain tax positions as part of the provision for income taxes in its consolidated statements of earnings (losses).
▪Inventories: The last-in, first-out (“LIFO”) method is used to determine the cost of substantially all tobacco inventories. The cost of the remaining inventories is determined using the first-in, first-out (“FIFO”) and average cost methods. Inventories that are measured using the LIFO method are stated at the lower of cost or market. Inventories that are measured using the FIFO and average cost methods are stated at the lower of cost and net realizable value. It is a generally recognized industry practice to classify leaf tobacco and wine inventories as current assets although part of such inventory, because of the duration of the curing and aging process, ordinarily would not be used within one year. The cost of approximately 59% and 56% of inventories at December 31, 2020 and 2019, respectively, was determined using the LIFO method. The stated LIFO amounts of inventories were approximately $0.6 billion lower than the current cost of inventories at December 31, 2020 and 2019.
▪Investments in Equity Securities: Investments in equity securities in which Altria has the ability to exercise significant influence over the operating and financial policies of the investee are accounted for under the equity method of accounting or the fair value option. The election of the fair value option is irrevocable and is made on an investment by investment basis.
Altria elected to account for its investments in ABI and Cronos under the equity method of accounting. Altria’s share of equity earnings (losses) and other adjustments associated with these equity investments are included in income (losses) from equity investments in the consolidated statements of earnings (losses). The carrying value for each of Altria’s equity investments in ABI and Cronos is reported in investments in equity securities on the consolidated balance sheets. Equity method investments accounted for under the equity method of accounting are reported at cost and adjusted each period for Altria’s share of income (loss) and dividends paid, if any. Altria reports its share of ABI’s and Cronos’s results using a one-quarter lag because results are not available in time for Altria to record them in the concurrent period. Altria reviews its equity investments accounted for under the equity method of accounting for impairment by comparing the fair value of each of its investments to their carrying value. If the carrying value of an investment exceeds its fair value and the loss in value is other than temporary, the investment is considered impaired and reduced to fair value, and the impairment is recognized in the period identified. The factors used to make this determination include the duration and magnitude of the fair value decline, the financial condition and near-term prospects of the investee, and Altria’s intent and ability to hold its investment until recovery.
Following Share Conversion (as defined in Note 6. Investments in Equity Securities) in the fourth quarter of 2020, Altria elected to account for its equity investment in JUUL under the fair value option. Under this option, any cash dividends received and any changes in the fair value of the equity investment in JUUL, which is calculated quarterly using level 3 fair value measurements, are included in income (losses) from equity investments in the consolidated statements of earnings (losses). The fair value of the equity investment in JUUL is included in investments in equity securities on the consolidated balance sheet at December 31, 2020. Prior to Altria exercising its right to convert its non-voting shares to voting shares, Altria accounted for its investment in JUUL as an investment in an equity security. Since the JUUL shares did not have a readily determinable fair value, Altria elected to measure its investment in JUUL at its cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.
▪Litigation Contingencies and Costs: Altria and its subsidiaries record provisions in the consolidated financial statements for pending litigation when it is determined that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. Litigation defense costs are expensed as incurred and included in marketing, administration and research costs in the consolidated statements of earnings (losses). See Note 18. Contingencies.
▪Marketing Costs: Altria’s businesses promote their products with consumer incentives, trade promotions and consumer engagement programs. These consumer incentive and trade promotion activities, which include discounts, coupons, rebates, in-store display incentives and volume-based incentives, do not create a distinct deliverable and are, therefore, recorded as a reduction of revenues. Consumer engagement program payments are made to third parties. Altria’s businesses expense these consumer engagement programs, which include event marketing, as incurred and such expenses are included in marketing, administration and research costs in Altria’s consolidated statements of earnings (losses). For interim reporting purposes, Altria’s businesses charge consumer engagement programs and certain consumer incentive expenses to operations as a percentage of sales, based on estimated sales and related expenses for the full year.
▪Revenue Recognition: Altria’s businesses generate substantially all of their revenue from sales contracts with customers. While Altria’s businesses enter into separate sales contracts with each customer for each product type, all sales contracts are similarly structured. These contracts create an obligation to transfer product to the customer. All performance obligations are satisfied within one year; therefore, costs to obtain contracts are expensed as incurred and unsatisfied performance obligations are not disclosed. There is no financing component because Altria’s businesses expect, at contract inception, that the period between when Altria’s businesses transfer product to the customer and when the customer pays for that product will be one year or less.
Altria’s businesses define net revenues as revenues, which include excise taxes and shipping and handling charges billed to customers, net of cash discounts for prompt payment, sales returns (also referred to as returned goods) and sales incentives. Altria’s businesses exclude from the transaction price sales taxes and value-added taxes imposed at the time of sale (which do not include excise taxes on cigarettes, cigars, smokeless tobacco or wine billed to customers).
Altria’s businesses recognize revenues from sales contracts with customers upon shipment of goods when control of such products is obtained by the customer. Altria’s businesses determine that a customer obtains control of the product upon shipment when title of such product and risk of loss transfers to the customer. Altria’s businesses account for shipping and handling costs as fulfillment costs and such amounts are classified as part of cost of sales in Altria’s consolidated statements of earnings (losses). Altria’s businesses record an allowance for returned goods, based principally on historical volume and return rates, which is included in other accrued liabilities on Altria’s consolidated balance sheets. Altria’s businesses record sales incentives, which consist of consumer incentives and trade promotion activities, as a reduction to revenues (a portion of which is based on amounts estimated as being due to wholesalers, retailers and consumers at the end of a period) based principally on historical volume, utilization and redemption rates. Expected payments for sales incentives are included in accrued marketing liabilities on Altria’s consolidated balance sheets.
Payment terms vary depending on product type. Altria’s businesses consider payments received in advance of product shipment as deferred revenue, which is included in other accrued liabilities on Altria’s consolidated balance sheets until revenue is recognized. PM USA receives payment in advance of a customer obtaining control of the product. USSTC receives substantially all payments within one business day of the customer obtaining control of the product. Ste. Michelle receives substantially all payments from customers within 45 days of the customer obtaining control of the product. Amounts due from customers are included in receivables on Altria’s consolidated balance sheets.
▪New Accounting Guidance Not Yet Adopted: The following table provides a description of issued accounting guidance applicable to, but not yet adopted by, Altria:

Standards	Description	Effective Date for Public Entity	Effect on Financial Statements
ASU 2019-12 Simplifying the Accounting for Income Taxes (Topic 740)	The guidance removes certain exceptions for investments, intraperiod allocations and interim calculations, and adds guidance to reduce complexity in accounting for income taxes.	The guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020.	Altria’s adoption of this guidance is not expected to have a material impact on its consolidated financial statements.
ASU 2020-01 Clarifying the Interactions between Topic 321, Topic 323, and Topic 815	The guidance provides clarification of the interaction of rules for equity securities, the equity method of accounting, and forward contracts and purchase options on certain types of securities.	The guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020.	Altria’s adoption of this guidance is not expected to have a material impact on its consolidated financial statements.
ASU 2020-06 Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity	The guidance simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts in an entity’s own equity. Key provisions of the guidance include reducing the number of accounting models, simplifying the earnings per share calculations and expanding the disclosures related to convertible instruments.	The guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years.	Altria is in the process of evaluating the impact of this guidance on its consolidated financial statements and related disclosures.

Note 3. Revenues from Contracts with Customers
Altria disaggregates net revenues based on product type. For further discussion, see Note 15. Segment Reporting.
Altria’s businesses offer cash discounts to customers for prompt payment and calculate cash discounts as a percentage of the list price based on historical experience and agreed-upon payment terms. Altria’s businesses record an allowance for cash discounts, which is included as a contra-asset against receivables on Altria’s consolidated balance sheets. Cash discounts at December 31, 2020 and 2019, were de minimis and there were no differences between amounts recorded as an allowance for cash discounts and cash discounts subsequently given to customers.
Altria’s businesses that receive payments in advance of product shipment record such payments as deferred revenue. These payments are included in other accrued liabilities on Altria’s consolidated balance sheets until control of such products is obtained by the customer. Deferred revenue was $301 million and $362 million at December 31, 2020 and 2019, respectively. When cash is received in advance of product shipment, Altria’s businesses satisfy their performance obligations within three days of receiving payment. At December 31, 2020 and 2019, there were no differences between amounts recorded as deferred revenue and amounts subsequently recognized as revenue.
Receivables were $137 million and $152 million at December 31, 2020 and 2019, respectively. At December 31, 2020 and 2019, there were no expected differences between amounts recorded and subsequently received, and Altria’s businesses did not record an allowance for doubtful accounts against these receivables.

Altria’s businesses record an allowance for returned goods, which is included in other accrued liabilities on Altria’s consolidated balance sheets. While all of Altria’s tobacco operating companies sell tobacco products with dates relative to freshness as printed on product packaging, it is USSTC’s policy to accept authorized sales returns from its customers for products that have passed such dates due to the limited shelf life of USSTC’s MST and snus products. Altria’s businesses record estimated sales returns, which are based principally on historical volume and return rates, as a reduction to revenues. Actual sales returns will differ from estimated sales returns to the extent actual results differ from estimated assumptions. Altria’s businesses reflect differences between actual and estimated sales returns in the period in which the actual amounts become known. These differences, if any, have not had a material impact on Altria’s consolidated financial statements. All returned goods are destroyed upon return and not included in inventory. Consequently, Altria’s businesses do not record an asset for their right to recover goods from customers upon return.
Sales incentives include variable payments related to goods sold by Altria’s businesses. Altria’s businesses include estimates of variable consideration as a reduction to revenues upon shipment of goods to customers. The sales incentives that require significant estimates and judgments are as follows:
▪Price promotion payments- Altria’s businesses make price promotion payments, substantially all of which are made to their retail partners to incent the promotion of certain product offerings in select geographic areas.
▪Wholesale and retail participation payments- Altria’s businesses make payments to their wholesale and retail partners to incent merchandising and sharing of sales data in accordance with each business’s trade agreements.
These estimates primarily include estimated wholesale to retail sales volume and historical acceptance rates. Actual payments will differ from estimated payments to the extent actual results differ from estimated assumptions. Differences between actual and estimated payments are reflected in the period such information becomes available. These differences, if any, have not had a material impact on Altria’s consolidated financial statements.

Note 4. Goodwill and Other Intangible Assets, net
Goodwill and other intangible assets, net, by segment were as follows:

	Goodwill		Other Intangible Assets, net
(in millions)	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Smokeable products	$99	$99	$3,044	$3,071
Oral tobacco products	5,078	5,078	9,164	9,196
Wine	—	—	237	238
Other	—	—	170	182
Total	$5,177	$5,177	$12,615	$12,687
At December 31, 2020 and 2019, the accumulated impairment losses related to goodwill were $185 million.
Other intangible assets consisted of the following:

	December 31, 2020		December 31, 2019
(in millions)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Indefinite-lived intangible assets	$11,676	$—	$11,676	$—
Definite-lived intangible assets	1,275	336	1,275	264
Total other intangible assets	$12,951	$336	$12,951	$264

At December 31, 2020, indefinite-lived intangible assets consist substantially of trademarks from Altria’s 2009 acquisition of UST ($9.0 billion) and 2007 acquisition of Middleton ($2.6 billion). Definite-lived intangible assets, which consist primarily of intellectual property, customer relationships and certain cigarette trademarks, are amortized over a weighted-average period of 20 years. Pre-tax amortization expense for definite-lived intangible assets during the years ended December 31, 2020, 2019 and 2018, was $72 million, $44 million and $38 million, respectively. Annual amortization expense for each of the next five years is estimated to be approximately $70 million, assuming no additional transactions occur that require the amortization of intangible assets.

The changes in goodwill and net carrying amount of intangible assets were as follows:

	2020		2019
(in millions)	Goodwill	Other Intangible Assets, net	Goodwill	Other Intangible Assets, net
Balance at January 1	$5,177	$12,687	$5,196	$12,279
Changes due to:
Acquisitions (1)	—	—	55	451
Asset impairment	—	—	(74)	—
Amortization	—	(72)	—	(43)
Balance at December 31	$5,177	$12,615	$5,177	$12,687
(1) Substantially all of the 2019 changes reflect Helix’s acquisition of the Burger Group, which held assets consisting primarily of intellectual property. For further discussion, see Note 1. Background and Basis of Presentation.
During 2020, Altria’s annual impairment test of goodwill and indefinite-lived intangible assets resulted in no impairment charges.
During 2019, upon completion of Altria’s annual impairment testing of goodwill and other indefinite-lived intangible assets, Altria concluded that goodwill of $74 million in the wine segment was fully impaired as the wine reporting unit was impacted by a slowing growth rate in the premium wine category and higher inventories.
During 2018, Altria recorded goodwill and other intangible asset impairment charges of $111 million and $44 million, respectively, related to Altria’s decision in the fourth quarter of 2018 to refocus its companies’ innovative product efforts, which included the discontinuation of production and distribution of all e-vapor products.
In addition, during 2018, upon completion of Altria’s annual impairment testing, Altria concluded that the $54 million carrying value of the Columbia Crest trademark in the wine segment was fully impaired as Columbia Crest has been negatively impacted by an accelerated decline in the $7 to $10 premium wine segment, increased competition and reduction in trade support.

Note 5. Asset Impairment, Exit and Implementation Costs
Pre-tax asset impairment, exit and implementation costs (income) consisted of the following:

(in millions)	Asset Impairment and Exit Costs			Implementation Costs			Total
For the year ended December 31,	2020	2019	2018	2020 (1)	2019 (2)	2018 (1)	2020	2019	2018
Smokeable products	$2	$59	$79	$—	$33	$1	$2	$92	$80
Oral tobacco products	(5)	9	20	—	5	3	(5)	14	23
Wine (3)	—	76	54	411	—	—	411	76	54
All other	—	14	227	—	(10)	63	—	4	290
General corporate	(1)	1	3	—	—	—	(1)	1	3
Total	(4)	159	383	411	28	67	407	187	450
Plus amounts included in net periodic benefit (income) cost, excluding service cost(4)	—	29	3	—	—	—	—	29	3
Total	$(4)	$188	$386	$411	$28	$67	$407	$216	$453
(1) Included in cost of sales in Altria’s consolidated statements of earnings (losses).
(2) Included in cost of sales ($2 million) and marketing, administration and research costs ($26 million) in Altria’s consolidated statement of earnings (losses).
(3) Includes impairment of goodwill for the wine reporting unit in 2019 and impairment of the Columbia Crest trademark in 2018. See Note 4. Goodwill and Other Intangible Assets, net.
(4) Represents settlement and curtailment costs. See Note 16. Benefit Plans.
Implementation costs for 2020 were related to Ste. Michelle’s strategic reset, as discussed below.
The 2019 pre-tax asset impairment, exit and implementation costs were related to the cost reduction program and the refocus of innovative product efforts discussed below, and the goodwill impairment for the wine reporting unit.
Substantially all of the 2018 pre-tax asset impairment, exit and implementation costs were related to the refocus of innovative product efforts and the cost reduction program discussed below, and the impairment of the Columbia Crest trademark.

The movement in the restructuring liabilities, substantially all of which were severance liabilities, for the years ended December 31, 2020 and 2019 was as follows:

(in millions)
Balances at December 31, 2018	$155
Charges	59
Cash spent	(147)
Balances at December 31, 2019	67
Cost reversals, net	(4)
Cash spent	(47)
Balances at December 31, 2020	$16
▪Wine Business Strategic Reset: Evolving adult consumer preferences have posed strategic challenges for Ste. Michelle, which has seen slowing growth in the wine category and increased inventory levels in recent periods. Against a backdrop of product volume demand uncertainty and long-term, non-cancelable grape purchase commitments, which have been further negatively impacted by the COVID-19 pandemic (including economic uncertainty and government actions that restrict direct-to-consumer sales and on-premise sales), Ste. Michelle experienced additional increases in inventory levels that, in 2020, significantly exceeded long-term forecasted demand.
During the year ended December 31, 2020, Ste. Michelle recorded pre-tax charges of $411 million, which were included in cost of sales in Altria’s consolidated statement of earnings. The charges consisted primarily of the following: (i) write-off of inventory ($292 million recorded in the first quarter of 2020) as Ste. Michelle no longer believed that the benefit of the blending and production plans for its inventory outweighs inventory carrying cost given the reduced product volume demand; (ii) estimated losses on future non-cancelable grape purchase commitments that Ste. Michelle believed no longer have a future economic benefit ($100 million recorded in the first quarter of 2020); and (iii) inventory disposal costs and other charges ($19 million). The non-cancelable grape purchase commitments will continue to require cash payments as grape commitments are fulfilled over the next four years.
Given such uncertainty in economic conditions and product volume demand, as well as long-term supply-side contractual challenges, Altria and Ste. Michelle undertook a review of the wine business. As a result, Altria and Ste. Michelle implemented a strategic reset in order to maximize Ste. Michelle’s profitability and achieve improved long-term cash-flow generation. This strategic reset includes: (i) an updated approach to forecasting demand; (ii) supply chain optimization; (iii) SKU rationalization to reduce the number of products and eliminate underperforming brands; and (iv) streamlining operations by reducing future capital expenditures, working capital requirements and ongoing operating costs.
▪Refocus of Innovative Product Efforts: During the fourth quarter of 2018, Altria refocused its companies’ innovative product efforts, which included the discontinuation of production and distribution of all e-vapor products. During the year ended December 31, 2019, Altria incurred pre-tax charges of $9 million, consisting of asset impairment, exit and implementation costs. During 2018, Altria incurred pre-tax charges of $272 million, consisting of asset impairment and exit costs of $209 million primarily related to the impairment of goodwill and other intangible assets and other charges of $63 million related to inventory write-offs and accelerated depreciation. The pre-tax charges related to the refocus of innovative product efforts have been completed. The majority of the charges related to these efforts did not result in cash payments.
▪Cost Reduction Program: In December 2018, Altria announced a cost reduction program that included workforce reductions and third-party spending reductions across the businesses. As a result of the cost reduction program, Altria recorded total pre-tax restructuring charges of $250 million, which included employee benefit-related curtailment and settlement costs. Of this amount, Altria recorded net pre-tax cost reversals of $4 million in 2020 and pre-tax charges of $133 million in 2019 and $121 million in 2018. The total charges, the majority of which resulted in cash expenditures, related primarily to employee separation costs of $198 million and other costs of $52 million. The pre-tax charges related to this cost reduction program have been completed. Cash payments related to this cost reduction program of $44 million and $136 million were made during the years ended December 31, 2020 and 2019, respectively, for total cash payments of $180 million since inception.

Note 6. Investments in Equity Securities
Altria’s investments at December 31, 2020 and 2019 consisted of the following:

	Carrying Amount
(in millions)	December 31, 2020	December 31, 2019
ABI	$16,651	$18,071
JUUL	1,705	4,205
Cronos (1)	1,173	1,305
Total	$19,529	$23,581
(1) December 31, 2020 included Altria’s equity method investment in Cronos ($1,010 million), the Cronos warrant ($139 million) and the Fixed-price Preemptive Rights ($24 million), (collectively, “Investment in Cronos”). The Investment in Cronos at December 31, 2019 included Altria’s equity method investment in Cronos ($1,002 million), the Cronos warrant ($234 million) and the Fixed-price Preemptive Rights ($69 million). See below for further discussion.
Income (losses) from equity investments accounted for under the equity method of accounting and fair value option for the years ended December 31, 2020, 2019 and 2018 consisted of the following:

(in millions)	2020	2019	2018
ABI (1)	$(223)	$1,229	$890
Cronos	12	496	—
Income (losses) from investments under equity method of accounting	(211)	1,725	890
JUUL	100	—	—
Income (losses) from equity investments	$(111)	$1,725	$890
(1) During 2020, ABI amounts recorded by Altria included pre-tax losses associated with its share of ABI’s (i) mark-to-market losses on certain ABI financial instruments associated with its share commitments, (ii) completion of the sale of its Australia subsidiary and (iii) goodwill impairment charge associated with its Africa businesses. These amounts included Altria’s share of amounts recorded by ABI, and may also include additional adjustments related to (i) conversion from international financial reporting standards to GAAP and (ii) adjustments to Altria’s investment required under the equity method of accounting.
Investment in ABI
At December 31, 2020, Altria had a 10.0% ownership interest in ABI, consisting of 185 million restricted shares of ABI (the “Restricted Shares”) and 12 million ordinary shares of ABI. Altria’s ownership percentage decreased from 10.1% at December 31, 2019 due to the issuance of additional shares by ABI. The Restricted Shares:
▪are unlisted and not admitted to trading on any stock exchange;
▪are subject to a five-year lock-up (subject to limited exceptions) ending October 10, 2021;
▪are convertible into ordinary shares of ABI on a one-for-one basis after the end of this five-year lock-up period;
▪rank equally with ordinary shares of ABI with regards to dividends and voting rights; and
▪have director nomination rights with respect to ABI.
Altria accounts for its investment in ABI under the equity method of accounting because Altria has the ability to exercise significant influence over the operating and financial policies of ABI, including having active representation on ABI’s board of directors and certain ABI board committees. Through this representation, Altria participates in ABI policy making processes.
Altria reports its share of ABI’s results using a one-quarter lag because ABI’s results are not available in time for Altria to record them in the concurrent period.

Summary financial data of ABI is as follows:

	For Altria’s Year Ended December 31,
(in millions)	2020 (1)	2019 (1)	2018 (1)
Net revenues	$48,294	$54,187	$55,500
Gross profit	$28,438	$33,735	$34,986
Earnings from continuing operations	$4,265	$10,530	$9,020
Net earnings	$4,266	$10,530	$9,020
Net earnings attributable to ABI	$3,323	$9,189	$7,641

	At September 30,
(in millions)	2020 (1)	2019 (1)
Current assets	$28,672	$27,353
Long-term assets	$185,106	$199,591
Current liabilities	$34,884	$36,819
Long-term liabilities	$117,400	$119,025
Noncontrolling interests	$8,459	$8,765
(1) Reflects the one-quarter lag.
At December 31, 2020, Altria’s carrying value of its equity investment in ABI exceeded its share of ABI’s net assets attributable to equity holders of ABI by approximately $11.3 billion. Substantially all of this difference is comprised of goodwill and other indefinite-lived intangible assets (consisting primarily of trademarks).
The fair value of Altria’s equity investment in ABI is based on: (i) unadjusted quoted prices in active markets for ABI’s ordinary shares and was classified in Level 1 of the fair value hierarchy and (ii) observable inputs other than Level 1 prices, such as quoted prices for similar assets for the Restricted Shares, and was classified in Level 2 of the fair value hierarchy. Altria may, in certain instances, pledge or otherwise grant a security interest in all or part of its Restricted Shares. If the pledgee or security interest holder forecloses on the Restricted Shares, the relevant Restricted Shares will be automatically converted, one-for-one, into ordinary shares. Therefore, the fair value of each Restricted Share is based on the value of an ordinary share.
The fair value of Altria’s equity investment in ABI at December 31, 2020 and 2019 was $13.8 billion (carrying value of $16.7 billion) and $16.1 billion (carrying value of $18.1 billion), respectively, which was less than its carrying value by approximately 17% and 11%, respectively. In October 2019, the fair value of Altria’s equity investment in ABI declined below its carrying value and has not recovered. Altria has evaluated the factors related to the fair value decline, including the recent impact on the fair value of ABI’s shares during the COVID-19 pandemic, which has negatively impacted ABI’s business. Altria has evaluated the duration and magnitude of the fair value decline at December 31, 2020, ABI’s financial condition and near-term prospects, and Altria’s intent and ability to hold its investment in ABI until recovery. Altria concluded, both at December 31, 2020 and 2019, that the decline in fair value of its investment in ABI below its carrying value was temporary and, therefore, no impairment was recorded.
In December 2020, ABI completed the issuance of a minority stake in its U.S.-based metal container plants for $3 billion in cash proceeds. Consistent with the one-quarter lag for reporting ABI’s results in Altria’s financial results, in the first quarter of 2021, Altria will record the financial statement impact, which has not yet been determined but may be material, related to this transaction.
Investment in JUUL
In December 2018, Altria made an investment in JUUL for $12.8 billion. In exchange for the investment, Altria received a 35% economic interest in JUUL through non-voting shares, which were convertible at Altria’s election into voting shares (“Share Conversion”), and for no additional payment, a security convertible into additional non-voting or voting shares, as applicable, upon settlement or exercise of certain JUUL convertible securities (the “JUUL Transaction”).
Altria received a broad preemptive right to purchase JUUL shares, exercisable each quarter upon dilution, to maintain its ownership percentage and is subject to a standstill restriction under which it may not acquire additional JUUL shares above its 35% interest. Furthermore, Altria agreed not to sell or transfer any of its JUUL shares until December 20, 2024.
As part of the JUUL Transaction, Altria and JUUL entered into a services agreement pursuant to which Altria agreed to provide JUUL with certain commercial services, as requested by JUUL, for an initial term of six years. Altria also agreed to grant JUUL a non-exclusive, royalty-free perpetual, irrevocable, sublicensable license to Altria’s non-trademark licensable intellectual property rights in the e-vapor field, subject to the terms and conditions set forth in an intellectual property license agreement between the parties.
Additionally, Altria agreed to non-competition obligations generally requiring that it participate in the e-vapor business only through JUUL as long as Altria is supplying JUUL services, which Altria is committed to doing until at least December 20, 2024.

In January 2020, Altria and JUUL amended certain JUUL Transaction agreements and entered into a new cooperation agreement, which included the following provisions:
▪Altria will continue to provide regulatory affairs support for JUUL’s pursuit of its pre-market tobacco applications (“PMTA”) and/or its modified risk tobacco products authorization (“MRTP”) and discontinued all other services as of March 31, 2020.
▪Altria will have the option to be released from its non-compete obligation (i) in the event JUUL is prohibited by federal law from selling e-vapor products in the U.S. for a continuous period of at least 12 months (subject to tolling of this period in certain circumstances) or (ii) if the carrying value of Altria’s investment in JUUL is not more than 10% of its initial carrying value of $12.8 billion.
▪Altria and JUUL agreed that for a period of one year they will not pursue any litigation against each other in connection with any conduct that occurred prior to the date of such cooperation agreement, with statutes of limitation being tolled during the one-year period.
▪With respect to certain litigation in which Altria and JUUL are both defendants against third-party plaintiffs, Altria will not pursue any claims against JUUL for indemnification or reimbursement except for any non-contractual claims for contribution or indemnity where a judgment has been entered against Altria and JUUL.
▪In the event of Share Conversion and if Altria chooses to exercise its governance rights (which it has not currently elected to do, as discussed below), JUUL will:
▪restructure JUUL’s current seven-member board of directors to a nine-member board that will include independent board members. The new structure will include: (i) three independent directors (one of whom will be designated by Altria and two of whom will be designated by JUUL stockholders other than Altria) unanimously certified as independent by a nominating committee, which will include at least one Altria designee, (ii) two directors designated by Altria, (iii) three directors designated by JUUL stockholders other than Altria, and (iv) the JUUL Chief Executive Officer; and
▪create a Litigation Oversight Committee, which will include two Altria designated directors (one of whom will chair the Litigation Oversight Committee) that will have oversight authority and review of litigation management for matters in which JUUL and Altria are co-defendants and have or reasonably could have a written joint defense agreement in effect between them. Subject to certain limitations, the Litigation Oversight Committee will recommend to JUUL changes to outside counsel and litigation strategy by majority vote, with disagreements by JUUL’s management being resolved by majority vote of JUUL’s board of directors.
On April 1, 2020, the FTC issued an administrative complaint challenging Altria’s investment in JUUL. For further discussion on the FTC litigation, see Note 18. Contingencies -  Antitrust Litigation.
In November 2020, Altria exercised its rights to convert its non-voting JUUL shares to voting shares. Altria does not currently intend to exercise its additional governance rights obtained upon Share Conversion, including the right to elect directors to JUUL’s board or to vote its JUUL shares other than as a passive investor, pending the outcome of the FTC administrative complaint. At December 31, 2020, Altria had a 35% ownership interest in JUUL, consisting of 42 million voting shares.
Following Share Conversion in the fourth quarter of 2020, Altria elected to account for its equity method investment in JUUL under the fair value option. Under this option, Altria’s consolidated statements of earnings (losses) include any cash dividends received from its investment in JUUL and any changes in the fair value of its investment, which is calculated quarterly. Altria believes the fair value option provides quarterly transparency to investors as to the fair market value of Altria’s investment in JUUL, given the changes and volatility in the e-vapor category since Altria’s initial investment, as well as the lack of publicly available information regarding JUUL’s business or a market-derived valuation.
The following table provides a reconciliation of the beginning and ending balance of the JUUL investment, which is classified in Level 3 of the fair value hierarchy:

(in millions)
Balance at December 31, 2019	$—
Transfers into Level 3 fair value	1,605
Unrealized gains included with income / (losses) from equity investments	100
Balance at December 31, 2020	$1,705
Prior to Share Conversion, Altria accounted for its investment in JUUL as an investment in an equity security. Since the JUUL shares do not have a readily determinable fair value, Altria elected to measure its investment in JUUL at its cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. There were no upward or downward adjustments to the carrying value of Altria’s investment in JUUL resulting from observable price changes in orderly transactions since the JUUL Transaction through the date of Share Conversion. In addition, Altria reviewed its investment in JUUL for impairment by performing a qualitative assessment of impairment indicators on a quarterly basis in connection with the preparation of its financial statements. If this qualitative assessment indicated that Altria’s investment in JUUL may be impaired, a quantitative assessment was performed. If the quantitative assessment indicated the fair value of the investment was less than its carrying value, the investment was written down to its fair value.
2020 Financial Activity
▪Altria recorded a non-cash pre-tax unrealized gain of $100 million for the fourth quarter and year ended December 31, 2020 as a result of an increase in the fair value of JUUL. The increase in fair value was primarily driven by the effect of passage of time on the projected cash flows, as there were no material changes in the significant assumptions.
▪JUUL announced a strategic update in September 2020, which included its plans for a significant global workforce reduction, its evaluation of its resource allocation and the possibility of exiting various international markets. As part of the preparation of Altria’s financial statements for the period ended September 30, 2020, Altria performed a qualitative assessment of impairment indicators for its investment in JUUL and determined that JUUL’s strategic update was an indicator of impairment at September 30, 2020, given the significant deterioration in JUUL’s business prospects.
▪Given the existence of this impairment indicator, Altria performed a quantitative valuation of its investment in JUUL during the third quarter of 2020 and recorded a non-cash pre-tax charge of $2.6 billion for the year ended December 31, 2020, reported as impairment of JUUL equity securities in its consolidated statement of earnings (losses). The impairment charge was driven by Altria’s projections of lower JUUL revenues over time due to lower pricing assumptions and delays in JUUL achieving previously forecasted operating margin performance. These drivers were the result of: (i) JUUL’s revised international expansion plans and (ii) the evolving U.S. e-vapor category and associated competitive dynamics.
2019 Financial Activity
▪In 2019, Altria recorded total non-cash pre-tax impairment charges of $8.6 billion ($4.5 billion in the third quarter of 2019 and $4.1 billion in the fourth quarter of 2019) related to its investment in JUUL resulting in a $4.2 billion carrying value of its investment in JUUL at December 31, 2019.
▪In the third quarter of 2019, Altria performed a qualitative assessment for impairment indicators and concluded that impairment indicators existed. These indicators included significant adverse changes in both the e-vapor regulatory environment and the industry in which JUUL operates. While there was no single determinative event or factor, Altria considered in totality the following indicators of impairment: the increased likelihood of a United States Food and Drug Administration (“FDA”) compliance policy prohibiting the sale of certain flavored e-vapor products in the U.S. market without a pre-market authorization; various e-vapor bans put in place by certain states and cities in the U.S. and in certain international markets, coupled with the increased potential for additional bans in the future; and the impact of heightened adverse publicity, including news reports and public health advisories concerning vaping-related lung injuries and deaths. Altria determined that the third-quarter 2019 impairment charge was due primarily to lower e-vapor sales volume assumptions in the U.S. and international markets and a delay in achieving operating margin performance as compared to the assumptions at the time of the JUUL Transaction, which resulted in a non-cash pre-tax charge of $4.5 billion.
▪In the fourth quarter of 2019, Altria determined that a significant increase in the number of legal cases pending against JUUL in the fourth quarter of 2019, which included a variety of class action lawsuits and personal injury claims, as well as cases brought by state attorneys general and local governments, resulted in an additional indicator of impairment. Altria determined that the fourth-quarter 2019 impairment charge resulted substantially from increased discount rates applied to future cash flow projections, due to the significant risk created by the increase in the number of legal cases pending against JUUL and the expectation that the number of legal cases against JUUL will continue to increase, which resulted in an additional non-cash pre-tax charge of $4.1 billion.
Altria uses an income approach to estimate the fair value of its investment in JUUL. The income approach reflects the discounting of future cash flows for the U.S. and international markets at a rate of return that incorporates the risk-free rate for the use of those funds, the expected rate of inflation and the risks associated with realizing future cash flows. Future cash flows were based on a range of scenarios that consider various potential regulatory and market outcomes.
In determining the fair value of its investment in JUUL, in 2020 and 2019, Altria made various judgments, estimates and assumptions, the most significant of which were sales volume, operating margins, discount rates and perpetual growth rates. All significant inputs used in the valuation are classified in Level 3 of the fair value hierarchy. Additionally in determining these significant assumptions, Altria made judgments regarding the: (i) likelihood and extent of various potential regulatory actions and the continued adverse public perception impacting the e-vapor category and specifically JUUL, (ii) risk created by the number and types of legal cases pending against JUUL, and (iii) expectations for the future state of the e-vapor category including competitive dynamics.
As disclosed in Note 8. Short-term Borrowings and Borrowing Arrangements, Altria financed the JUUL Transaction and the Investment in Cronos (defined below) through a senior unsecured term loan agreement (the “Term Loan Agreement”). Costs incurred to effect the investment in JUUL were recognized as expenses in Altria’s consolidated statements of earnings (losses). For the years ended December 31, 2019 and 2018, Altria incurred $8 million and $85 million, respectively, of pre-tax acquisition-related costs, consisting primarily of advisory fees, substantially all of which were recorded in marketing, administration and research costs.
Investment in Cronos
In March 2019, Altria completed its acquisition of:
▪149.8 million newly issued common shares of Cronos (“Acquired Common Shares”), which represented a 45% economic and voting interest;
▪anti-dilution protections to purchase Cronos common shares, exercisable each quarter upon dilution, to maintain its ownership percentage. Certain of the anti-dilution protections provide Altria the ability to purchase additional Cronos common shares at a per share exercise price of Canadian dollar (“CAD”) $16.25 upon the occurrence of specified events (“Fixed-price Preemptive Rights”). Based on Altria’s assumptions as of December 31, 2020, Altria estimates the Fixed-price Preemptive Rights allows Altria to purchase up to an additional approximately 30 million common shares of Cronos; and
▪a warrant providing Altria the ability to purchase up to an additional 10% of common shares of Cronos (approximately 80 million common shares at December 31, 2020) at a per share exercise price of CAD $19.00, which expires on March 8, 2023.
The total purchase price for the Acquired Common Shares, Fixed-price Preemptive Rights and warrant was CAD $2.4 billion (U.S. dollar (“USD”) $1.8 billion).
In accounting for the acquisition of these assets as of the date of closing, the Fixed-price Preemptive Rights and warrant were recorded at each of their fair values using Black-Scholes option-pricing models, based on the assumptions described in Note 7. Financial Instruments. In addition, a deferred tax liability related to the Fixed-price Preemptive Rights and warrant was recorded. The residual of the purchase price was allocated to the Acquired Common Shares. Accordingly, the CAD $2.4 billion (USD $1.8 billion) purchase price was recorded in USD as follows:
▪$1.2 billion to the warrant;
▪$0.5 billion to the Fixed-price Preemptive Rights;
▪$0.4 billion to the Acquired Common Shares; and
▪$0.3 billion to a deferred tax liability.
If exercised in full, the exercise prices for the warrant and Fixed-price Preemptive Rights are approximately CAD $1.5 billion and CAD $0.5 billion (approximately USD $1.2 billion and $0.4 billion, respectively, based on the CAD to USD exchange rate on January 25, 2021). At December 31, 2020, upon full exercise of the Fixed-price Preemptive Rights, to the extent such rights become available, and the warrant, Altria would own approximately 54% of the outstanding common shares of Cronos.
For a discussion of derivatives related to the Investment in Cronos, including Altria’s accounting for changes in the fair value of these derivatives, see Note 7. Financial Instruments.
At December 31, 2020, Altria had a 43.5% ownership interest in Cronos, consisting of 156.6 million shares, which Altria accounts for under the equity method of accounting. Altria’s ownership percentage decreased from 45% at December 31, 2019 due to the issuance of additional shares by Cronos for which Altria did not exercise its Fixed-price Preemptive Rights. Altria reports its share of Cronos’s results using a one-quarter lag because Cronos’s results are not available in time for Altria to record them in the concurrent period.
Altria nominated four directors, including one director who is independent from Altria, who serve on Cronos’s seven-member board of directors.

Summary financial data of Cronos is as follows:

	For Altria’s Year Ended December 31,
(in millions)	2020 (1)	2019 (1)
Net revenues	$37	$21
Gross profit	$(31)	$10
Earnings from continuing operations	$99	$1,117
Net earnings	$98	$1,117
Net earnings attributable to Cronos	$100	$1,117

	At September 30,
(in millions)	2020 (1)	2019 (1)
Current assets	$1,394	$1,575
Long-term assets	$525	$511
Current liabilities	$143	$457
Long-term liabilities	$12	$7
Noncontrolling interests	$(3)	$—
(1) Reflects the one-quarter lag. Summary financial data of Cronos’s results for Altria’s year ended December 31, 2019 include Cronos’s results for the period March 8, 2019 through September 30, 2019.
At December 31, 2020, Altria’s carrying value of its equity method investment in Cronos exceeded its share of Cronos’s net assets attributable to equity holders of Cronos by approximately $0.2 billion. Substantially all of this difference is comprised of definite-lived intangible assets (consisting of licenses, distribution agreements and developed technology).
The fair value of Altria’s equity method investment in Cronos is based on unadjusted quoted prices in active markets for Cronos’s common shares and was classified in Level 1 of the fair value hierarchy. The fair value of Altria’s equity method investment in Cronos at December 31, 2020 and 2019 was $1.1 billion (carrying value of $1.0 billion) and $1.2 billion (carrying value of $1.0 billion), respectively, which exceeded its carrying value by approximately 8% and 20% at December 31, 2020 and 2019, respectively.

Note 7. Financial Instruments
Altria enters into derivative financial instruments to mitigate the potential impact of certain market risks, including foreign currency exchange rate risk. Altria uses various types of derivative financial instruments, including forward contracts, options and swaps. Altria does not enter into or hold derivative financial instruments for trading or speculative purposes.
Altria’s investment in ABI, whose functional currency is the Euro, exposes Altria to foreign currency exchange risk on the carrying value of its investment. To manage this risk, Altria designates certain foreign exchange contracts, including cross-currency swap contracts and forward contracts (collectively, “foreign currency contracts”), and Euro denominated unsecured long-term notes (“foreign currency denominated debt”) as net investment hedges of Altria’s investment in ABI.
The following table provides (i) the aggregate notional amounts of foreign currency contracts and (ii) the aggregate carrying value and fair value of foreign currency denominated debt:

(in millions)	December 31, 2020	December 31, 2019
Foreign currency contracts (notional amounts)	$1,066	$2,246
Foreign currency denominated debt
Carrying value	5,171	4,741
Fair value	5,687	5,057
Altria’s estimates of the fair values of its foreign currency contracts are determined using valuation models with significant inputs that are readily available in public markets, or can be derived from observable market transactions, and therefore are classified in Level 2 of the fair value hierarchy. An adjustment for credit risk and nonperformance risk is included in the fair values of foreign currency contracts.

The following table provides the aggregate carrying value and fair value of Altria’s total long-term debt:

(in millions)	December 31, 2020	December 31, 2019
Carrying value	$29,471	$28,042
Fair value	34,682	30,710
Altria’s estimate of the fair value of its total long-term debt is based on observable market information derived from a third-party pricing source and is classified in Level 2 of the fair value hierarchy.
The Fixed-price Preemptive Rights and Cronos warrant, which are further discussed in Note 6. Investments in Equity Securities, are derivative financial instruments, which are required to be recorded at fair value. The fair values of the Fixed-price Preemptive Rights and Cronos warrant are estimated using Black-Scholes option-pricing models, adjusted for observable inputs (which are classified in Level 1 of the fair value hierarchy), including share price, and unobservable inputs, including probability factors and weighting of expected life, volatility levels and risk-free interest rates (which are classified in Level 3 of the fair value hierarchy) based on the following assumptions at:

	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	Fixed-price Preemptive Rights		Cronos Warrant
Share price (1)	C$8.84	C$9.97	C$8.84	C$9.97
Expected life (2)	1.05 years	1.67 years	2.18 years	3.18 years
Expected volatility (3)	80.68%	81.61%	80.68%	81.61%
Risk-free interest rate (4)(5)	0.13%	1.71%	0.21%	1.69%
Expected dividend yield (6)	—%	—%	—%	—%
(1) Based on the closing market price for Cronos common stock on the Toronto Stock Exchange on the date indicated.
(2) Based on the weighted-average expected life of the Fixed-price Preemptive Rights (with a range from approximately 0.25 year to 5 years at December 31, 2020 and 0.25 year to 6 years at December 31, 2019) and the March 8, 2023 expiration date of the Cronos warrant.
(3) Based on a blend of historical volatility levels of the underlying equity security and peer companies.
(4) Based on the implied yield currently available on Canadian Treasury zero coupon issues (with a range from approximately 0.06% to 0.39% at December 31, 2020 and 1.66% to 1.74% at December 31, 2019) weighted for the remaining expected life of the Fixed-price Preemptive Rights.
(5) Based on the implied yield currently available on Canadian Treasury zero coupon issues and the expected life of the Cronos warrant.
(6) Based on Cronos’s expected dividend payments.
The following table provides a reconciliation of the beginning and ending balance of the Fixed-price Preemptive Rights and Cronos warrant, which are classified in Level 3 of the fair value hierarchy:

(in millions)	2020	2019
Balance at January 1	$303	$—
Initial investment in Fixed-price Preemptive Rights and warrant	—	1,736
Exercise of Fixed-price Preemptive Rights	—	(22)
Pre-tax earnings (losses) recognized in net earnings	(140)	(1,411)
Balance at December 31	$163	$303

Altria elects to record the gross assets and liabilities of derivative financial instruments executed with the same counterparty on its consolidated balance sheets. The fair values of Altria’s derivative financial instruments on a gross basis included on the consolidated balance sheets were as follows:

	Fair Value of Assets			Fair Value of Liabilities
(in millions)	Balance Sheet Classification	December 31, 2020	December 31, 2019	Balance Sheet Classification	December 31, 2020	December 31, 2019
Derivatives designated as hedging instruments:
Foreign currency contracts	Other current assets	$—	$46	Other accrued liabilities	$87	$7
Foreign currency contracts	Other assets	—	—	Other liabilities	—	21
Total		$—	$46		$87	$28

Derivatives not designated as hedging instruments:
Cronos warrant	Investments in equity securities	$139	$234
Fixed-price Preemptive Rights	Investments in equity securities	24	69
Total		$163	$303

Total derivatives		$163	$349		$87	$28
Altria records in its consolidated statements of earnings (losses) any changes in the fair values of the Fixed-price Preemptive Rights and Cronos warrant as gains or losses on Cronos-related financial instruments in the periods in which the changes occur. For the years ended December 31, 2020 and 2019, Altria recognized pre-tax unrealized (losses) representing the changes in the fair values of the Fixed-price Preemptive Rights and Cronos warrant, as follows:

	For the Years Ended December 31,
(in millions)	2020	2019
Fixed-price Preemptive Rights	$(45)	$(434)
Cronos warrant	(95)	(977)
Total	$(140)	$(1,411)
Additionally, in January and February 2019, Altria entered into derivative financial instruments in the form of forward contracts, which were settled in March 2019, to hedge Altria’s exposure to CAD to USD foreign currency exchange rate movements, in relation to the CAD $2.4 billion purchase price for the Investment in Cronos. The aggregate notional amounts of the forward contracts were USD $1.8 billion (CAD $2.4 billion). The forward contracts did not qualify for hedge accounting; therefore, in the first quarter of 2019, pre-tax losses of USD $31 million representing changes in the fair values of the forward contracts were recorded in loss on Cronos-related financial instruments in Altria’s consolidated statement of earnings (losses).
Counterparties to Altria’s foreign currency contracts are domestic and international financial institutions. Altria is exposed to potential losses due to non-performance by these counterparties. Altria manages its credit risk by entering into transactions with counterparties with investment grade credit ratings, limiting the amount of exposure Altria has with each counterparty and monitoring the financial condition of each counterparty. The counterparty agreements contain provisions that require Altria to maintain an investment grade credit rating. In the event Altria’s credit rating falls below investment grade, counterparties to Altria’s foreign currency contracts can require Altria to post collateral. No collateral was received or posted related to derivative assets and liabilities at December 31, 2020 and December 31, 2019.

▪Net Investment Hedging: The pre-tax effects of Altria’s net investment hedges on accumulated other comprehensive losses and the consolidated statements of earnings (losses) were as follows:

	Gain (Loss) Recognized in Accumulated Other Comprehensive Losses		Gain (Loss) Recognized in Net Earnings (Losses)(1)
	For the Years Ended December 31,
(in millions)	2020	2019	2020	2019
Foreign currency contracts	$(79)	$23	$40	$36
Foreign currency denominated debt	(424)	35	—	—
Total	$(503)	$58	$40	$36
(1) Related to amounts excluded from effectiveness testing.
The changes in the fair value of the foreign currency contracts and in the carrying value of the foreign currency denominated debt due to changes in the Euro to USD exchange rate were recognized in accumulated other comprehensive losses related to ABI. Gains on the foreign currency contracts arising from components excluded from effectiveness testing were recognized in interest and other debt expense, net in the consolidated statements of earnings (losses) based on an amortization approach.

Note 8. Short-Term Borrowings and Borrowing Arrangements
At December 31, 2020 and 2019, Altria had no short-term borrowings.
At December 31, 2020, Altria had a senior unsecured 5-year revolving credit agreement (as amended, the “Credit Agreement”) that provides for borrowings up to an aggregate principal amount of $3.0 billion. The Credit Agreement, which is used for general corporate purposes, expires on August 1, 2023 and includes an option, subject to certain conditions, for Altria to extend the Credit Agreement for two additional one-year periods. Pricing for interest and fees under the Credit Agreement may be modified in the event of a change in the rating of Altria’s long-term senior unsecured debt. Interest rates on borrowings under the Credit Agreement are expected to be based on the London Interbank Offered Rate (“LIBOR”), or a mutually agreed upon benchmark rate, plus a percentage based on the higher of the ratings of Altria’s long-term senior unsecured debt from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services (“Standard & Poor’s”). The applicable percentage based on Altria’s long-term senior unsecured debt ratings at December 31, 2020 for borrowings under the Credit Agreement was 1.0%. The Credit Agreement does not include any other rating triggers, or any provisions that could require the posting of collateral.
The Credit Agreement includes various covenants, one of which requires Altria to maintain a ratio of consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) to Consolidated Interest Expense of not less than 4.0 to 1.0, calculated as of the end of the applicable quarter on a rolling four quarters basis. At December 31, 2020, the ratio of consolidated EBITDA to Consolidated Interest Expense, calculated in accordance with the Credit Agreement, was 9.0 to 1.0. At December 31, 2020, Altria was in compliance with its covenants in the Credit Agreement. The terms “Consolidated EBITDA” and “Consolidated Interest Expense,” each as defined in the Credit Agreement, include certain adjustments.
In March 2020, due to the uncertainty at that time in the global capital markets, including the commercial paper markets, resulting from the COVID-19 pandemic, Altria elected to borrow the full $3.0 billion available under the Credit Agreement as a precautionary measure to increase its cash position and preserve financial flexibility. In June 2020, Altria repaid the full amount outstanding under the Credit Agreement using the net proceeds from the issuance of long-term senior unsecured notes issued in May 2020 and available cash.
At December 31, 2020 and 2019, Altria had no borrowings under the Credit Agreement. The credit line available to Altria at December 31, 2020 under the Credit Agreement was $3.0 billion.
At December 31, 2018, Altria had aggregate short-term borrowings of $12.8 billion under the Term Loan Agreement that was set to mature in December 2019. In February 2019, Altria repaid all of the outstanding $12.8 billion using the net proceeds from the issuance of long-term senior unsecured notes. Upon repayment, the Term Loan Agreement terminated in 2019, and Altria recorded approximately $95 million of pre-tax acquisition-related costs for the write-off of the debt issuance costs related to the Term Loan Agreement, which were recorded in interest and other debt expense, net in Altria’s consolidated statement of earnings (losses).
Any commercial paper issued by Altria and borrowings under the Credit Agreement are guaranteed by PM USA as further discussed in Note 9. Long-Term Debt.

Note 9. Long-Term Debt
At December 31, 2020 and 2019, Altria’s long-term debt consisted of the following:

(in millions)	2020	2019
USD notes, 2.350% to 10.20%, interest payable semi-annually, due through 2059 (1)	$24,258	$23,259
USD Debenture, 7.75%, interest payable semi-annually, due 2027	42	42
Euro notes,1.000% to 3.125%, interest payable annually, due through 2031(2)	5,171	4,741
	29,471	28,042
Less current portion of long-term debt	1,500	1,000
	$27,971	$27,042
(1) Weighted-average coupon interest rate of 4.6% at December 31, 2020 and 2019.
(2) Weighted-average coupon interest rate of 2.0% at December 31, 2020 and 2019.
At December 31, 2020, aggregate maturities of Altria’s long-term debt were as follows:

(in millions)
2021		$1,500
2022		2,900
2023		1,877
2024		2,400
2025		1,666
Thereafter		19,358
		29,701
Less:	debt issuance costs	151
	debt discounts	79
		$29,471
At December 31, 2020 and 2019, accrued interest on long-term debt of $458 million and $470 million, respectively, was included in other accrued liabilities on Altria’s consolidated balance sheets.
▪Altria Senior Notes: In May 2020, Altria issued USD denominated long-term senior unsecured notes in the aggregate principal amount of $2.0 billion. The net proceeds from the notes were used for general corporate purposes, which included repayment of the borrowings in March 2020 under the Credit Agreement. The Notes contain the following terms:
▪$0.750 billion at 2.350%, due 2025, interest payable semiannually beginning November 6, 2020;
▪$0.750 billion at 3.400%, due 2030, interest payable semiannually beginning November 6, 2020; and
▪$0.500 billion at 4.450%, due 2050, interest payable semiannually beginning November 6, 2020.
All of Altria’s outstanding notes are senior unsecured obligations and rank equally in right of payment with all of Altria’s existing and future senior unsecured indebtedness. Upon the occurrence of both (i) a change of control of Altria and (ii) the notes ceasing to be rated investment grade by each of Moody’s, Standard & Poor’s and Fitch Ratings Ltd. within a specified time period, Altria will be required to make an offer to purchase the notes at a price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest to the date of repurchase as and to the extent set forth in the terms of the notes.
During 2020, Altria repaid in full at maturity notes in the aggregate principal amount of $1.0 billion.
PM USA (the “Guarantor”), which is a 100% owned subsidiary of Altria Group, Inc. (the “Parent”), has guaranteed the Parent’s obligations under its outstanding debt securities, borrowings under its Credit Agreement and amounts outstanding under its commercial paper program (the “Guarantees”). Pursuant to the Guarantees, the Guarantor fully and unconditionally guarantees, as primary obligor, the payment and performance of the Parent’s obligations under the guaranteed debt instruments (the “Obligations”), subject to release under certain customary circumstances as noted below.
The Guarantees provide that the Guarantor guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the Obligations. The liability of the Guarantor under the Guarantees is absolute and unconditional irrespective of: any lack of validity, enforceability or genuineness of any provision of any agreement or instrument relating thereto; any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from any agreement or instrument relating thereto; any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Obligations; or any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Parent or the Guarantor.

The Parent is a holding company; therefore, its access to the operating cash flows of its wholly owned subsidiaries consists of cash received from the payment of dividends and distributions, and the payment of interest on intercompany loans by its subsidiaries. Neither the Guarantor nor other 100% owned subsidiaries of the Parent that are not guarantors of the Obligations are limited by contractual obligations on their ability to pay cash dividends or make other distributions with respect to their equity interests.
For a discussion of the fair value of Altria’s long-term debt and the designation of its Euro denominated senior unsecured notes as a net investment hedge of its investment in ABI, see Note 7. Financial Instruments.

Note 10. Capital Stock
At December 31, 2020, Altria had 12 billion shares of authorized common stock; issued, repurchased and outstanding shares of common stock were as follows:

	Shares Issued	Shares Repurchased	Shares Outstanding
Balances, December 31, 2017	2,805,961,317	(904,702,125)	1,901,259,192
Stock award activity	—	676,727	676,727
Repurchases of common stock	—	(27,878,324)	(27,878,324)
Balances, December 31, 2018	2,805,961,317	(931,903,722)	1,874,057,595
Stock award activity	—	427,276	427,276
Repurchases of common stock	—	(16,503,317)	(16,503,317)
Balances, December 31, 2019	2,805,961,317	(947,979,763)	1,857,981,554
Stock award activity	—	437,611	437,611
Balances, December 31, 2020	2,805,961,317	(947,542,152)	1,858,419,165
At December 31, 2020, Altria had 28,357,980 shares of common stock reserved for stock-based awards under Altria’s stock plans.
At December 31, 2020, 10 million shares of serial preferred stock, $1.00 par value, were authorized; no shares of serial preferred stock have been issued.
▪Dividends: During the third quarter of 2020, Altria’s Board of Directors (the “Board of Directors”) approved a 2.4% increase in the quarterly dividend rate to $0.86 per share of Altria common stock versus the previous rate of $0.84 per share. The current annualized dividend rate is $3.44 per share. Future dividend payments remain subject to the discretion of the Board of Directors.
▪Share Repurchases: In January 2018, the Board of Directors authorized a $1.0 billion share repurchase program that it expanded to $2.0 billion in May 2018 (as expanded, the “January 2018 share repurchase program”). In June 2019, Altria completed the January 2018 share repurchase program, under which it purchased a total of 34.0 million shares of its common stock at an average price of $58.86 per share.
In July 2019, the Board of Directors authorized a $1.0 billion share repurchase program (the “July 2019 share repurchase program”). In April 2020, the Board of Directors rescinded the $500 million remaining in this program as part of Altria’s efforts to enhance its liquidity position in response to the COVID-19 pandemic.
In January 2021, the Board of Directors authorized a new $2.0 billion share repurchase program. The timing of share repurchases under this program depends upon marketplace conditions and other factors, and the program remains subject to the discretion of the Board of Directors.

Altria did not repurchase any shares in 2020. For the years ended December 31, 2019 and 2018, Altria’s total share repurchase activity was as follows:

	July 2019 Share Repurchase Program	January 2018 Share Repurchase Program		July 2015 Share Repurchase Program (1)	Total
(in millions, except per share data)	2019	2019	2018	2018	2019	2018
Total number of shares repurchased	10.1	6.4	27.6	0.3	16.5	27.9
Aggregate cost of shares repurchased	$500	$345	$1,655	$18	$845	$1,673
Average price per share of shares repurchased	$49.29	$54.36	$59.89	$71.68	$51.24	$60.00
(1) In July 2015, the Board of Directors authorized a $1.0 billion share repurchase program (expanded to $3.0 billion in October 2016 and to $4.0 billion in July 2017), which was completed in January 2018.

Note 11. Stock Plans
In 2020, the Board of Directors adopted, and shareholders approved, the Altria Group, Inc. 2020 Performance Incentive Plan (the “2020 Plan”). The 2020 Plan succeeded the 2015 Performance Incentive Plan, under which no new awards were permitted to be made after May 31, 2020. Under the 2020 Plan, Altria may grant stock options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), performance stock units (“PSUs”) and other stock-based awards, as well as cash-based annual and long-term incentive awards to employees of Altria or any of its subsidiaries or affiliates. Any awards granted pursuant to the 2020 Plan may be in the form of performance-based awards, including PSUs subject to the achievement or satisfaction of performance goals and performance cycles. Up to 25 million shares of common stock may be issued under the 2020 Plan. In addition, under the 2015 Stock Compensation Plan for Non-Employee Directors (the “Directors Plan”), Altria may grant up to one million shares of common stock to members of the Board of Directors who are not employees of Altria.
Shares available to be granted under the 2020 Plan and the Directors Plan at December 31, 2020, were 24,827,160 and 759,234, respectively.
▪RSUs: During the vesting period, RSUs include nonforfeitable rights to dividends or dividend equivalents and may not be sold, assigned, pledged or otherwise encumbered. RSUs are subject to forfeiture if certain employment conditions are not met. Altria estimates the number of awards expected to be forfeited and adjusts this estimate when subsequent information indicates that the actual number of forfeitures is likely to differ from previous estimates. RSUs generally vest three years after the grant date.
The fair value of the RSUs at the date of grant, net of estimated forfeitures, is amortized to expense ratably over the restriction period, which is generally three years. Altria recorded pre-tax compensation expense related to RSUs for the years ended December 31, 2020, 2019 and 2018 of $31 million, $28 million and $39 million, respectively. The deferred tax benefit recorded related to this compensation expense was $8 million, $7 million and $9 million for the years ended December 31, 2020, 2019 and 2018, respectively. The unamortized compensation expense related to RSUs was $54 million at December 31, 2020 and is expected to be recognized over a weighted-average period of approximately two years.
RSU activity was as follows for the year ended December 31, 2020:

	Number of Shares	Weighted-Average Grant Date Fair Value Per Share
Balance at December 31, 2019	1,909,642	$61.46
Granted	1,162,118	$42.59
Vested	(542,331)	$66.22
Forfeited	(290,050)	$51.91
Balance at December 31, 2020	2,239,379	$51.76
The weighted-average grant date fair value of RSUs granted during the years ended December 31, 2020, 2019 and 2018 was $49 million, $37 million and $60 million, respectively, or $42.59, $52.03 and $67.17 per RSU, respectively. The total vesting date fair value of restricted stock and RSUs that vested during the years ended December 31, 2020, 2019 and 2018 was $25 million, $30 million and $65 million, respectively.
▪PSUs: Altria granted an aggregate of 275,288, 181,409 and 177,338 of PSUs during 2020, 2019 and 2018, respectively. The payout of the PSUs is based on the achievement of certain performance measures over the three-year performance period. For the 2020 grant, these performance measures consist of Altria’s adjusted diluted earnings per share compounded annual growth rate and a cash conversion measure for Altria. Additionally, the payout resulting from the performance measures is then adjusted up or down by a total shareholder return (“TSR”) performance multiplier, which depends on Altria’s relative TSR to a predetermined peer group. For the

2019 and 2018 grants, the performance measures consist of Altria’s adjusted diluted earnings per share compounded annual growth rate and Altria’s TSR relative to a predetermined peer group. PSUs are subject to forfeiture if certain employment conditions are not met. At December 31, 2020, Altria had 409,392 PSUs outstanding, with a weighted-average grant date fair value of $49.63 per PSU. The fair value of PSUs at the date of grant, net of estimated forfeitures, is amortized to expense over the performance period. Altria recorded pre-tax compensation expense related to PSUs for the years ended December 31, 2020, 2019 and 2018 of $4 million, $4 million and $7 million, respectively. The unamortized compensation expense related to PSUs was $9 million at December 31, 2020.

Note 12. Earnings (Losses) per Share
Basic and diluted earnings (losses) per share (“EPS”) were calculated using the following:

	For the Years Ended December 31,
(in millions)	2020	2019	2018
Net earnings (losses) attributable to Altria	$4,467	$(1,293)	$6,963
Less: Distributed and undistributed earnings attributable to share-based awards	(8)	(7)	(8)
Earnings (losses) for basic and diluted EPS	$4,459	$(1,300)	$6,955
Weighted-average shares for basic EPS	1,858	1,869	1,887
Plus: contingently issuable PSUs	1	—	1
Weighted-average shares for diluted EPS	1,859	1,869	1,888

Note 13. Other Comprehensive Earnings/Losses
The following tables set forth the changes in each component of accumulated other comprehensive losses, net of deferred income taxes, attributable to Altria:

(in millions)	Benefit Plans	ABI		Currency Translation Adjustments and Other	Accumulated Other Comprehensive Losses
Balances, December 31, 2017	$(1,839)	$(54)		$(4)	$(1,897)
Adoption of ASU No. 2018-02 (1)	(397)	(11)		—	(408)

Other comprehensive earnings (losses) before reclassifications	(151)	(323)		(1)	(475)
Deferred income taxes	39	64		—	103
Other comprehensive earnings (losses) before reclassifications, net of deferred income taxes	(112)	(259)		(1)	(372)

Amounts reclassified to net earnings (losses)	241	(64)		—	177
Deferred income taxes	(61)	14		—	(47)
Amounts reclassified to net earnings (losses), net of deferred income taxes	180	(50)		—	130

Other comprehensive earnings (losses), net of deferred income taxes	68	(309)	(2)	(1)	(242)
Balances, December 31, 2018	(2,168)	(374)		(5)	(2,547)
Other comprehensive earnings (losses) before reclassifications	(204)	(367)		26	(545)
Deferred income taxes	51	75		—	126
Other comprehensive earnings (losses) before reclassifications, net of deferred income taxes	(153)	(292)		26	(419)

Amounts reclassified to net earnings (losses)	173	(34)		—	139
Deferred income taxes	(44)	7		—	(37)
Amounts reclassified to net earnings (losses), net of deferred income taxes	129	(27)		—	102

Other comprehensive earnings (losses), net of deferred income taxes	(24)	(319)	(2)	26	(317)
Balances, December 31, 2019	(2,192)	(693)		21	(2,864)
Other comprehensive earnings (losses) before reclassifications	(454)	(1,613)		(4)	(2,071)
Deferred income taxes	115	352		—	467
Other comprehensive earnings (losses) before reclassifications, net of deferred income taxes	(339)	(1,261)		(4)	(1,604)

Amounts reclassified to net earnings (losses)	148	21		—	169
Deferred income taxes	(37)	(5)		—	(42)
Amounts reclassified to net earnings (losses), net of deferred income taxes	111	16		—	127

Other comprehensive earnings (losses), net of deferred income taxes	(228)	(1,245)	(2)	(4)	(1,477)
Balances, December 31, 2020	$(2,420)	$(1,938)		$17	$(4,341)
(1) Reflects the reclassification of the stranded income tax effects of the Tax Reform Act.
(2) Primarily reflects Altria’s share of ABI’s currency translation adjustments and the impact of Altria’s designated net investment hedges. For further discussion of designated net investment hedges, see Note 7. Financial Instruments.

The following table sets forth pre-tax amounts by component, reclassified from accumulated other comprehensive losses to net earnings (losses):

	For the Years Ended December 31,
(in millions)	2020	2019	2018
Benefit Plans: (1)
Net loss	$173	$200	$276
Prior service cost/credit	(25)	(27)	(35)
	148	173	241
ABI (2)	21	(34)	(64)
Pre-tax amounts reclassified from accumulated other comprehensive losses to net earnings (losses)	$169	$139	$177
(1) Amounts are included in net defined benefit plan costs. For further details, see Note 16. Benefit Plans.
(2) Amounts are primarily included in income (losses) from equity investments. For further information, see Note 6. Investments in Equity Securities.

Note 14. Income Taxes
Earnings (losses) before income taxes and provision for income taxes consisted of the following for the years ended December 31, 2020, 2019 and 2018:

(in millions)	2020	2019	2018
Earnings (losses) before income taxes:
United States	$6,842	$266	$9,441
Outside United States	48	500	(100)
Total	$6,890	$766	$9,341
Provision (benefit) for income taxes:
Current:
Federal	$2,025	$1,686	$1,911
State and local	553	470	519
Outside United States	22	3	1
	2,600	2,159	2,431
Deferred:
Federal	(130)	(78)	(18)
State and local	(34)	(19)	(42)
Outside United States	—	2	3
	(164)	(95)	(57)
Total provision for income taxes	$2,436	$2,064	$2,374
Altria’s U.S. subsidiaries join in the filing of a U.S. federal consolidated income tax return. The U.S. federal income tax statute of limitations remains open for the year 2016 and forward, with years 2016 through 2018 currently under examination by the Internal Revenue Service (“IRS”) as part of an audit conducted in the ordinary course of business. State statutes of limitations generally remain open for the year 2016 and forward. Certain of Altria’s state tax returns are currently under examination by various states as part of routine audits conducted in the ordinary course of business.
A reconciliation of the beginning and ending amount of unrecognized tax benefits for the years ended December 31, 2020, 2019 and 2018 was as follows:

(in millions)	2020	2019	2018
Balance at beginning of year	$64	$85	$66
Additions for tax positions of prior years	12	32	22
Reductions for tax positions of prior years	(2)	(16)	(1)
Tax settlements	—	(37)	(2)
Balance at end of year	$74	$64	$85

Unrecognized tax benefits and Altria’s consolidated liability for tax contingencies at December 31, 2020 and 2019 were as follows:

(in millions)	2020	2019
Unrecognized tax benefits	$74	$64
Accrued interest and penalties	15	11
Tax credits and other indirect benefits	(1)	(1)
Liability for tax contingencies	$88	$74
The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate at December 31, 2020 was $47 million, along with $27 million affecting deferred taxes. The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate at December 31, 2019 was $40 million, along with $24 million affecting deferred taxes.
Altria recognizes accrued interest and penalties associated with uncertain tax positions as part of the tax provision.
For the years ended December 31, 2020, 2019 and 2018, Altria recognized in its consolidated statements of earnings (losses) $4 million, $6 million and $5 million, respectively, of gross interest expense associated with uncertain tax positions.
Altria is subject to income taxation in many jurisdictions. Unrecognized tax benefits reflect the difference between tax positions taken or expected to be taken on income tax returns and the amounts recognized in the financial statements. Resolution of the related tax positions with the relevant tax authorities may take many years to complete, and such timing is not entirely within the control of Altria. It is reasonably possible that within the next 12 months certain examinations will be resolved, which could result in a decrease in unrecognized tax benefits of approximately $8 million.
A reconciliation between actual income taxes and amounts computed by applying the federal statutory rate to earnings (losses) before income taxes for the years ended December 31, 2020, 2019 and 2018 is as follows:

	2020		2019		2018
(dollars in millions)	$	%	$	%	$	%
U.S. federal statutory rate	$1,447	21.0%	$161	21.0%	$1,962	21.0%
Increase (decrease) resulting from:
State and local income taxes, net of federal tax benefit	410	6.0	356	46.5	377	4.0
Tax basis in foreign investments	23	0.3	84	11.0	140	1.5
Deemed repatriation tax	—	—	—	—	14	0.1
Uncertain tax positions	9	0.1	(40)	(5.2)	8	0.1
Investment in ABI	(16)	(0.2)	(210)	(27.4)	(104)	(1.1)
Investment in JUUL	537	7.8	1,808	236.0	15	0.2
Investment in Cronos	20	0.3	(66)	(8.6)	—	—
Other (1)	6	0.1	(29)	(3.8)	(38)	(0.4)
Effective tax rate	$2,436	35.4%	$2,064	269.5%	$2,374	25.4%
(1) Other in 2019 is primarily deferred profit sharing dividends tax benefit of $21 million and immaterial miscellaneous items.
The tax provision in 2020 included tax expense of $612 million for a valuation allowance on a deferred tax asset related to Altria’s impairment of its investment in JUUL in the third quarter of 2020, partially offset by a $24 million tax benefit reflecting the release of a portion of the valuation allowance related to a reduction of a deferred tax asset associated with an increase in the estimated fair value of JUUL in the fourth quarter of 2020.
The tax provision in 2019 included tax expense of $2,024 million for a valuation allowance on a deferred tax asset related to Altria’s impairment of its investment in JUUL, tax expense of $84 million resulting from a partial reversal of the tax basis benefit associated with the deemed repatriation tax recorded in 2017 and tax expense of $38 million for a valuation allowance against foreign tax credits not realizable. These amounts were partially offset by a tax benefit of $105 million for amended tax returns and audit adjustments relating to a prior year, a tax benefit of $100 million for accruals no longer required and a net tax benefit of $79 million related to Altria’s Investment in Cronos, including a valuation allowance release on a deferred tax asset.
The tax provision in 2018 included tax expense of $188 million related to the Tax Reform Act as follows: (i) tax expense of $140 million resulting from a partial reversal of the tax basis benefit associated with the deemed repatriation tax recorded in 2017; (ii) tax expense of $34 million for a valuation allowance on foreign tax credit carryforwards that are not realizable as a result of updates to the provisional estimates recorded in 2017; and (iii) tax expense of $14 million for an adjustment to the provisional estimates for the repatriation tax recorded in 2017.
Substantially all of the 2018 amounts related to the tax basis adjustment, valuation allowance on foreign tax credits and repatriation tax relate to Altria’s share of ABI’s accumulated earnings and associated taxes. The adjustments recorded in 2018 to the provisional estimates recorded in 2017 were based on (i) additional guidance related to, or interpretation of, the Tax Reform Act and associated tax laws and (ii) additional information received from ABI, including information regarding ABI’s accumulated earnings and associated taxes for the 2016 and 2017 tax years. The accounting for the repatriation tax was completed in 2018; therefore, no further adjustments to the provisional estimates were required.
The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities consisted of the following at December 31, 2020 and 2019:

(in millions)	2020	2019
Deferred income tax assets:
Accrued postretirement and postemployment benefits	$524	$491
Settlement charges	888	833
Accrued pension costs	148	131
Investment in JUUL	2,642	2,047
Investment in Cronos	128	197
Net operating losses and tax credit carryforwards	81	92
Total deferred income tax assets	4,411	3,791
Deferred income tax liabilities:
Property, plant and equipment	(273)	(255)
Intangible assets	(2,806)	(2,758)
Investment in ABI	(2,819)	(3,115)
Finance assets, net	(117)	(204)
Other	(12)	(158)
Total deferred income tax liabilities	(6,027)	(6,490)
Valuation allowances	(2,817)	(2,324)
Net deferred income tax liabilities	$(4,433)	$(5,023)
At December 31, 2020, Altria had estimated gross state tax net operating losses of $808 million that, if unused, will expire in 2021 through 2040.
A reconciliation of the beginning and ending valuation allowances for the years ended December 31, 2020, 2019 and 2018 was as follows:

(in millions)	2020	2019	2018
Balance at beginning of year	$2,324	$71	$—
Additions to valuation allowance related to Altria’s initial Investment in Cronos	—	352	—
Additions to valuation allowance charged to income tax expense	692	2,063	71
Reductions to valuation allowance credited to income tax benefit	(200)	(159)	—
Foreign currency translation	1	(3)	—
Balance at end of year	$2,817	$2,324	$71
Altria determines the realizability of deferred tax assets based on the weight of available evidence, that it is more-likely-than-not that the deferred tax asset will not be realized. In reaching this determination, Altria considers all available positive and negative evidence, including the character of the loss, carryback and carryforward considerations, future reversals of temporary differences and available tax planning strategies.
The 2020 valuation allowance was primarily attributable to deferred tax assets recorded in connection with the impairments of Altria’s investment in JUUL of $2,610 million, and its Investment in Cronos of $121 million.
The 2019 valuation allowance was primarily attributable to the deferred tax asset recorded in connection with the impairment of Altria’s investment in JUUL. Altria recorded a full valuation allowance of $2,024 million against this deferred tax asset. For a discussion regarding the impairment of Altria’s investment in JUUL, see Note 6. Investments in Equity Securities.
The 2018 valuation allowance was primarily related to foreign tax credit and state net operating loss carryforwards that more-likely-than-not will not be realized.

Note 15. Segment Reporting
In the first quarter of 2020, Altria renamed its smokeless products segment as the oral tobacco products segment.
The products of Altria’s subsidiaries include smokeable tobacco products, consisting of combustible cigarettes manufactured and sold by PM USA (including super premium cigarettes previously manufactured and sold by Nat Sherman), machine-made large cigars and pipe tobacco manufactured and sold by Middleton; oral tobacco products, consisting of MST and snus products manufactured and sold by USSTC, and oral nicotine pouches manufactured and sold by Helix; and wine produced and/or distributed by Ste. Michelle. The products and services of these subsidiaries constitute Altria’s reportable segments of smokeable products, oral tobacco products (formerly smokeless products) and wine. The financial services and the innovative tobacco products businesses are included in all other.
Altria’s chief operating decision maker (the “CODM”) reviews operating companies income (loss) (“OCI”) to evaluate the performance of, and allocate resources to, the segments. OCI for the segments is defined as operating income before general corporate expenses and amortization of intangibles. Interest and other debt expense, net, net periodic benefit income/cost, excluding service cost, and provision for income taxes are centrally managed at the corporate level and, accordingly, such items are not presented by segment since they are excluded from the measure of segment profitability reviewed by the CODM. Information about total assets by segment is not disclosed because such information is not reported to or used by the CODM. Substantially all of Altria’s long-lived assets are located in the United States. Segment goodwill and other intangible assets, net, are disclosed in Note 4. Goodwill and Other Intangible Assets, net. The accounting policies of the segments are the same as those described in Note 2. Summary of Significant Accounting Policies.
Segment data were as follows:

	For the Years Ended December 31,
(in millions)	2020	2019	2018
Net revenues:
Smokeable products	$23,089	$21,996	$22,297
Oral tobacco products	2,533	2,367	2,262
Wine	614	689	691
All other	(83)	58	114
Net revenues	$26,153	$25,110	$25,364
Earnings before income taxes:
Operating companies income (loss):
Smokeable products	$9,985	$9,009	$8,408
Oral tobacco products	1,718	1,580	1,431
Wine	(360)	(3)	50
All other	(172)	(16)	(421)
Amortization of intangibles	(72)	(44)	(38)
General corporate expenses	(227)	(199)	(315)
Corporate asset impairment and exit costs	1	(1)	—
Operating income	10,873	10,326	9,115
Interest and other debt expense, net	(1,209)	(1,280)	(665)
Net periodic benefit income, excluding service cost	77	37	34
Income (losses) from equity investments	(111)	1,725	890
Impairment of JUUL equity securities	(2,600)	(8,600)	—
Loss on Cronos-related financial instruments	(140)	(1,442)	—
Loss on ABI/SABMiller business combination	—	—	(33)
Earnings before income taxes	$6,890	$766	$9,341
The smokeable products segment included net revenues of $22,135 million, $21,158 million and $21,506 million for the years ended December 31, 2020, 2019 and 2018, respectively, related to cigarettes and net revenues of $954 million, $838 million and $791 million for the years ended December 31, 2020, 2019 and 2018, respectively, related to cigars.
Substantially all of Altria’s net revenues are from sales generated in the United States for the years ended December 31, 2020, 2019 and 2018. PM USA, USSTC, Helix and Middleton’s largest customer, McLane Company, Inc., accounted for approximately 26%, 25% and 27% of Altria’s consolidated net revenues for the years ended December 31, 2020, 2019 and 2018, respectively. In addition, Core-Mark Holding Company, Inc. accounted for approximately 17%, 15% and 14% of Altria’s consolidated net revenues for the years ended December 31, 2020, 2019 and 2018, respectively. Substantially all of these net revenues were reported in the smokeable products and oral tobacco products segments. Sales to two distributors accounted for approximately 68%, 67% and 64% of net revenues for the wine segment for the years ended December 31, 2020, 2019 and 2018 respectively.
Details of Altria’s depreciation expense and capital expenditures were as follows:

	For the Years Ended December 31,
(in millions)	2020	2019	2018
Depreciation expense:
Smokeable products	$81	$88	$90
Oral tobacco products	32	27	28
Wine	40	41	40
General corporate and other	32	26	31
Total depreciation expense	$185	$182	$189
Capital expenditures:
Smokeable products	$49	$61	$81
Oral tobacco products	67	44	73
Wine	31	63	40
General corporate and other	84	78	44
Total capital expenditures	$231	$246	$238
The comparability of OCI for the reportable segments and the all other category was affected by the following:
▪Non-Participating Manufacturer (“NPM”) Adjustment Items: For the years ended December 31, 2020 and 2018, pre-tax expense (income) for NPM adjustment items of $4 million and $(145) million, respectively, was recorded to cost of sales in the smokeable products segment. No NPM adjustment items were recorded for 2019. NPM adjustment items result from the resolutions of certain disputes with states and territories related to the NPM adjustment provision under the 1998 Master Settlement Agreement (such dispute resolutions are referred to as “NPM Adjustment Items” and are more fully described in Health Care Cost Recovery Litigation - NPM Adjustment Disputes in Note 18. Contingencies).
▪Tobacco and Health Litigation Items: For the years ended December 31, 2020, 2019 and 2018, pre-tax charges related to certain tobacco and health litigation items were recorded in Altria’s consolidated statements of earnings (losses) as follows:

(in millions)	2020	2019	2018
Smokeable products segment	$79	$72	$103
Oral tobacco products segment	—	—	10
Interest and other debt expense, net	4	5	18
Total	$83	$77	$131
The amounts shown in the table above for the smokeable and oral tobacco products segments were recorded in marketing, administration and research costs. For further discussion, see Note 18. Contingencies.
▪COVID-19 Special Items: Net pre-tax charges of $50 million ($41 million in the smokeable products segment and $9 million in the oral tobacco products segment) related to COVID-19 were recorded in Altria’s consolidated statement of earnings for the year ended December 31, 2020. The net pre-tax charges, which were directly related to disruptions caused by or efforts to mitigate the impact of the COVID-19 pandemic, were all recorded in costs of sales and included premium pay, personal protective equipment and health screenings, which were partially offset by certain employment tax credits. The COVID-19 special items do not include the inventory-related implementation costs associated with the wine business strategic reset, which are included in asset impairment, exit and implementation costs. These implementation costs were due to increased inventory levels, which were further negatively impacted by the COVID-19 pandemic, including economic uncertainty and government restrictions.
▪Asset Impairment, Exit and Implementation Costs: See Note 5. Asset Impairment, Exit and Implementation Costs for a breakdown of these costs by segment.
▪PMCC Residual Value Adjustments: For the year ended December 31, 2020, PMCC recorded pre-tax charges of $125 million (as a reduction to net revenues in the all other category) related to the decrease in unguaranteed residual values of certain leased assets. There were no such adjustments in 2019 or 2018.

Note 16. Benefit Plans
Subsidiaries of Altria sponsor noncontributory defined benefit pension plans covering certain employees of Altria and its subsidiaries. Employees hired on or after a date specific to their employee group, except for certain employees of UST’s subsidiaries and Middleton, are not eligible to participate in these noncontributory defined benefit pension plans but are instead eligible to participate in a defined contribution plan with enhanced benefits. Altria and its subsidiaries also provide postretirement health care and other benefits to certain retired employees.
The plan assets and benefit obligations of Altria’s pension plans and postretirement plans are measured at December 31 of each year.
The discount rates for Altria’s plans were based on a yield curve developed from a model portfolio of high-quality corporate bonds with durations that match the expected future cash flows of the pension and postretirement benefit obligations.
▪Obligations and Funded Status: The benefit obligations, plan assets and funded status of Altria’s pension and postretirement plans at December 31, 2020 and 2019 were as follows:

	Pension		Postretirement
(in millions)	2020	2019	2020	2019
Change in benefit obligation:
Benefit obligation at beginning of year	$8,659	$7,726	$2,091	$2,040
Service cost	74	70	16	16
Interest cost	251	306	59	76
Benefits paid	(477)	(493)	(107)	(126)
Actuarial losses	970	1,025	169	78
Settlement and curtailment	—	25	—	7
Other	(12)	—	1	—
Benefit obligation at end of year	9,465	8,659	2,229	2,091
Change in plan assets:
Fair value of plan assets at beginning of year	8,167	7,138	213	211
Actual return on plan assets	1,188	1,466	21	45
Employer contributions	33	56	—	—
Benefits paid	(477)	(493)	(33)	(43)
Fair value of plan assets at end of year	8,911	8,167	201	213
Funded status at December 31	$(554)	$(492)	$(2,028)	$(1,878)
Amounts recognized on Altria’s consolidated balance sheets were as follows:
Other accrued liabilities	$(23)	$(26)	$(77)	$(81)
Accrued pension costs	(551)	(473)	—	—
Other assets	20	7	—	—
Accrued postretirement health care costs	—	—	(1,951)	(1,797)
	$(554)	$(492)	$(2,028)	$(1,878)
The table above presents the projected benefit obligation for Altria’s pension plans. The accumulated benefit obligation, which represents benefits earned to date, for the pension plans was $9.1 billion and $8.4 billion at December 31, 2020 and 2019, respectively.
Actuarial losses for the years ended December 31, 2020 and 2019 for the pension and postretirement plans were due primarily to changes in the discount rate assumptions.
For pension plans with accumulated benefit obligations in excess of plan assets at December 31, 2020, the accumulated benefit obligation and fair value of plan assets were $393 million and $149 million, respectively. For pension plans with accumulated benefit obligations in excess of plan assets at December 31, 2019, the accumulated benefit obligation and fair value of plan assets were $357 million and $134 million, respectively.
For pension plans with projected benefit obligations in excess of plan assets at December 31, 2020, the projected benefit obligation and fair value of plan assets were $9,324 million and $8,750 million, respectively. For pension plans with projected benefit obligations in excess of plan assets at December 31, 2019, the projected benefit obligation and fair value of plan assets were $8,522 million and $8,023 million, respectively.
At December 31, 2020 and 2019, the accumulated postretirement benefit obligations were in excess of plan assets for all postretirement plans.

The following assumptions were used to determine Altria’s pension and postretirement benefit obligations at December 31:

	Pension		Postretirement
	2020	2019	2020	2019
Discount rate	2.7%	3.4%	2.6%	3.4%
Rate of compensation increase	4.0	4.0	—	—
Health care cost trend rate assumed for next year	—	—	6.5	6.5
Ultimate trend rate	—	—	5.0	5.0
Year that the rate reaches the ultimate trend rate	—	—	2027	2025
▪Components of Net Periodic Benefit Cost (Income): Net periodic benefit cost (income) consisted of the following for the years ended December 31, 2020, 2019 and 2018:

	Pension			Postretirement
(in millions)	2020	2019	2018	2020	2019	2018
Service cost	$74	$70	$81	$16	$16	$18
Interest cost	251	306	276	59	76	70
Expected return on plan assets	(502)	(576)	(585)	(14)	(15)	(19)
Amortization:
Net loss	134	159	225	10	5	21
Prior service cost (credit)	5	6	4	(30)	(30)	(42)
Settlement and curtailment	10	27	16	—	5	—
Net periodic benefit cost (income)	$(28)	$(8)	$17	$41	$57	$48
Settlement and curtailment shown in the table above for 2019 and 2018 primarily relate to the cost reduction program discussed in Note 5. Asset Impairment, Exit and Implementation Costs.
The amounts included in settlement and curtailment in the table above were comprised of the following changes:

	Pension			Postretirement
(in millions)	2020	2019	2018	2019
Benefit obligation	$—	$6	$—	$10
Other comprehensive earnings/losses:
Net loss	10	20	13	—
Prior service cost (credit)	—	1	3	(5)
	$10	$27	$16	$5
The following assumptions were used to determine Altria’s net periodic benefit cost for the years ended December 31:

	Pension			Postretirement
	2020	2019	2018	2020	2019	2018
Discount rates:
Service cost	3.7%	4.6%	3.8%	3.6%	4.5%	3.8%
Interest cost	3.0	4.0	3.3	3.0	4.0	3.3
Expected rate of return on plan assets	6.6	7.8	7.8	7.7	7.8	7.8
Rate of compensation increase	4.0	4.0	4.0	—	—	—
Health care cost trend rate	—	—	—	6.5	6.5	7.0
▪Defined Contribution Plans: Altria sponsors deferred profit-sharing plans covering certain salaried, non-union and union employees. Contributions and costs are determined generally as a percentage of earnings, as defined by the plans. Amounts charged to expense for these defined contribution plans totaled $88 million, $78 million and $85 million in 2020, 2019 and 2018, respectively.
▪Pension and Postretirement Plan Assets: In managing its pension assets, Altria implements a liability-driven investment framework that aligns plan assets with liabilities. The current target allocation between fixed income and growth assets of 70%/30%, respectively, balances pension liability hedging and asset growth in order to maintain the plan’s funded status and cover incremental service accruals and interest cost. Liability hedging is achieved through investing in rate-sensitive fixed income securities, primarily corporate bonds and U.S. Treasuries, while growth assets are comprised of publicly traded equity securities.

Altria’s investment strategy for its postretirement plan assets is aimed at maximizing the total asset return based on expectation that equity securities will outperform debt securities over the long term and reflects the maturity structure of the benefit obligation. The equity/fixed income target allocation for postretirement plan assets is 55%/45%.
Altria believes that it implements these investment strategies in a prudent and risk-controlled manner, consistent with the fiduciary requirements of the Employee Retirement Income Security Act of 1974, by investing retirement plan assets in a well-diversified mix of equities, fixed income and other securities.
The actual composition of Altria’s plan assets at December 31, 2020 was broadly characterized with the following allocation:

	Pension	Postretirement
Equity securities	31%	58%
Corporate bonds	53%	31%
U.S. Treasury and foreign government securities	16%	11%
Altria’s pension and postretirement plan asset performance is monitored on an ongoing basis to adjust the mix as necessary.
Substantially all pension and all postretirement assets can be used to make monthly benefit payments.
Altria’s investment objective for its pension and postretirement plan assets is accomplished by investing in long-duration fixed income securities that primarily include U.S. corporate bonds of companies from diversified industries and U.S. Treasury securities that mirror Altria’s pension obligation benchmark, as well as U.S. and international equity index strategies that are intended to mirror broad market indices, including, the Standard & Poor’s 500 Index and Morgan Stanley Capital International (“MSCI”) Europe, Australasia, and the Far East (“EAFE”) Index. Altria’s pension and postretirement plans also invest in actively managed international equity securities of mid and small cap companies located in developed and emerging markets. For pension plan assets, the allocation to below investment grade securities represented 11% of the fixed income holdings or 8% of the total plan assets at December 31, 2020. The allocation to emerging markets represented 1% of equity holdings or less than 1% of total plan assets at December 31, 2020. For postretirement plan assets, the allocation to below investment grade securities represented 8% of the fixed income holdings or 3% of the total plan assets at December 31, 2020. There were no postretirement plan assets invested in emerging markets at December 31, 2020.
Altria’s risk management practices for its pension and postretirement plans include (i) ongoing monitoring of asset allocation, investment performance and investment managers’ compliance with their investment guidelines, (ii) periodic rebalancing between equity and debt asset classes and (iii) annual actuarial re-measurement of plan liabilities.
Altria’s expected rate of return on pension and postretirement plan assets is determined by the plan assets’ historical long-term investment performance, current asset allocation and estimates of future long-term returns by asset class. The forward-looking estimates are consistent with the long-term historical averages exhibited by returns on equity and fixed income securities. For determining its pension and postretirement net periodic benefit cost, Altria’s 2021 expected rate of return assumption remains unchanged from prior year at 6.6% and 7.7%, respectively.

The fair values of the pension plan assets by asset category at December 31, 2020 and 2019 were as follows:

	2020			2019
(in millions)	Level 1	Level 2	Total	Level 1	Level 2	Total
U.S. and foreign government securities or their agencies:
U.S. government and agencies	$—	$950	$950	$—	$811	$811
U.S. municipal bonds	—	64	64	—	57	57
Foreign government and agencies	—	90	90	—	98	98
Corporate debt instruments:
Above investment grade	—	3,760	3,760	—	3,523	3,523
Below investment grade and no rating	—	868	868	—	521	521
Common stock:
International equities	316	—	316	296	—	296
U.S. equities	970	—	970	1,263	—	1,263
Other, net	21	356	377	(4)	479	475
	$1,307	$6,088	$7,395	$1,555	$5,489	$7,044
Investments measured at NAV as a practical expedient for fair value:
Collective investment funds
U.S. large cap			$924			$825
U.S. small cap			455			386
International developed markets			114			106
Total investments measured at NAV			$1,493			$1,317

Other			23			(194)
Fair value of plan assets, net			$8,911			$8,167
Level 3 holdings and transactions were immaterial to total plan assets at December 31, 2020 and 2019.
The fair value of the postretirement plan assets at December 31, 2020 and 2019 were as follows:

	2020			2019
(in millions)	Level 1	Level 2	Total	Level 1	Level 2	Total
U.S. and foreign government securities or their agencies:
U.S. government and agencies	$—	$6	$6	$—	$11	$11
Foreign government and agencies	—	4	4	—	5	5
Corporate debt instruments:
Above investment grade	—	55	55	—	63	63
Below investment grade and no rating	—	11	11	—	9	9
Other, net	—	7	7	—	7	7
	$—	$83	$83	$—	$95	$95
Investments measured at NAV as a practical expedient for fair value:
Collective investment funds:
U.S. large cap			$97			$97
International developed markets			25			24
Total investments measured at NAV			$122			$121

Other			(4)			(3)
Fair value of plan assets, net			$201			$213
There were no Level 3 postretirement plan holdings or transactions during 2020 and 2019.

For a description of the fair value hierarchy and the three levels of inputs used to measure fair value, see Note 2. Summary of Significant Accounting Policies.
Following is a description of the valuation methodologies used for investments measured at fair value.
▪U.S. and Foreign Government Securities: U.S. and foreign government securities consist of investments in Treasury Nominal Bonds and Inflation Protected Securities and municipal securities. Government securities are valued at a price that is based on a compilation of primarily observable market information, such as broker quotes. Matrix pricing, yield curves and indices are used when broker quotes are not available.
▪Corporate Debt Instruments: Corporate debt instruments are valued at a price that is based on a compilation of primarily observable market information, such as broker quotes. Matrix pricing, yield curves and indices are used when broker quotes are not available.
▪Common Stock: Common stocks are valued based on the price of the security as listed on an open active exchange on last trade date.
▪Collective Investment Funds: Collective investment funds consist of funds that are intended to mirror indices such as Standard & Poor’s 500 Index and MSCI EAFE Index. They are valued on the basis of the relative interest of each participating investor in the fair value of the underlying assets of each of the respective collective investment funds. The underlying assets are valued based on the net asset value (“NAV”), which is provided by the investment account manager as a practical expedient to estimate fair value. These investments are not classified by level but are disclosed to permit reconciliation to the fair value of plan assets.
Cash Flows: Altria makes contributions to the pension plans to the extent that the contributions are tax deductible and pays benefits that relate to plans for salaried employees that cannot be funded under IRS regulations. Currently, Altria anticipates making employer contributions to its pension and postretirement plans of up to approximately $30 million and $60 million, respectively, in 2021. However, this estimate is subject to change as a result of changes in tax and other benefit laws, changes in interest rates, as well as asset performance significantly above or below the assumed long-term rate of return for each respective plan.

Estimated future benefit payments at December 31, 2020 were as follows:

(in millions)	Pension	Postretirement
2021	$495	$120
2022	483	118
2023	483	115
2024	483	113
2025	485	112
2026-2030	2,437	563

Comprehensive Earnings/Losses
The amounts recorded in accumulated other comprehensive losses at December 31, 2020 consisted of the following:

(in millions)	Pension	Post- retirement	Post- employment	Total
Net loss	$(2,689)	$(541)	$(44)	$(3,274)
Prior service (cost) credit	(27)	41	(5)	9
Deferred income taxes	702	132	11	845
Amounts recorded in accumulated other comprehensive losses	$(2,014)	$(368)	$(38)	$(2,420)
The amounts recorded in accumulated other comprehensive losses at December 31, 2019 consisted of the following:

(in millions)	Pension	Post- retirement	Post- employment	Total
Net loss	$(2,565)	$(389)	$(45)	$(2,999)
Prior service (cost) credit	(27)	72	(5)	40
Deferred income taxes	670	86	11	767
Amounts recorded in accumulated other comprehensive losses	$(1,922)	$(231)	$(39)	$(2,192)

The movements in other comprehensive earnings/losses during the year ended December 31, 2020 were as follows:

(in millions)	Pension	Post- retirement	Post- employment	Total
Amounts reclassified to net earnings (losses) as components of net periodic benefit cost:
Amortization:
Net loss	$134	$10	$19	$163
Prior service cost/credit	5	(30)	—	(25)
Other expense (income):
Net loss	10	—	—	10
Prior service cost/credit	—	—	—	—
Deferred income taxes	(37)	5	(5)	(37)
	$112	$(15)	$14	$111
Other movements during the year:
Net loss	$(268)	$(162)	$(18)	$(448)
Prior service cost/credit	(5)	(1)	—	(6)
Deferred income taxes	69	41	5	115
	$(204)	$(122)	$(13)	$(339)
Total movements in other comprehensive earnings/losses	$(92)	$(137)	$1	$(228)

The movements in other comprehensive earnings/losses during the year ended December 31, 2019 were as follows:

(in millions)	Pension	Post-retirement	Post-employment	Total
Amounts reclassified to net earnings (losses) as components of net periodic benefit cost:
Amortization:
Net loss	$159	$5	$20	$184
Prior service cost/credit	6	(30)	1	(23)
Other expense (income):
Net loss	20	—	(4)	16
Prior service cost/credit	1	(5)	—	(4)
Deferred income taxes	(47)	7	(4)	(44)
	$139	$(23)	$13	$129
Other movements during the year:
Net loss	(153)	(67)	17	(203)
Prior service cost/credit	—	(1)	—	(1)
Deferred income taxes	38	18	(5)	51
	$(115)	$(50)	$12	$(153)
Total movements in other comprehensive earnings/losses	$24	$(73)	$25	$(24)

The movements in other comprehensive earnings/losses during the year ended December 31, 2018 were as follows:

(in millions)	Pension	Post- retirement	Post- employment	Total
Amounts reclassified to net earnings (losses) as components of net periodic benefit cost:
Amortization:
Net loss	$225	$21	$17	$263
Prior service cost/credit	4	(42)	—	(38)
Other expense (income):
Net loss	13	—	—	13
Prior service cost/credit	3	—	—	3
Deferred income taxes	(61)	4	(4)	(61)
	$184	$(17)	$13	$180
Other movements during the year:
Adoption of ASU 2018-02 (1)	(330)	(55)	(12)	(397)
Net loss	$(336)	$264	$(2)	$(74)
Prior service cost/credit	(26)	(45)	(6)	(77)
Deferred income taxes	91	(54)	2	39
	$(601)	$110	$(18)	$(509)
Total movements in other comprehensive earnings/losses	$(417)	$93	$(5)	$(329)
(1) Reflects the reclassification of the stranded income tax effects of the Tax Reform Act.

Note 17. Additional Information

	For the Years Ended December 31,
(in millions)	2020	2019	2018
Research and development expense	$131	$168	$252
Advertising expense	$26	$33	$37
Interest and other debt expense, net:
Interest expense	$1,223	$1,322	$697
Interest income	(14)	(42)	(32)
	$1,209	$1,280	$665
The activity in the allowance for discounts and allowance for returned goods for the years ended December 31, 2020, 2019 and 2018 was as follows:

(in millions)	2020		2019		2018
	Discounts	Returned Goods	Discounts	Returned Goods	Discounts	Returned Goods
Balance at beginning of year	$—	$32	$—	$32	$—	$40
Charged to costs and expenses	633	98	604	127	620	97
Deductions (1)	(633)	(90)	(604)	(127)	(620)	(105)
Balance at end of year	$—	$40	$—	$32	$—	$32
(1) Represents the recording of discounts and returns for which allowances were created.
The activity in the allowance for losses on finance assets for the years ended December 31, 2020, 2019 and 2018 was as follows:

(in millions)	2020	2019	2018
Balance at beginning of year	$19	$19	$23
Decrease to allowance	—	—	(4)
Balance at end of year	$19	$19	$19

Note 18. Contingencies
Legal proceedings covering a wide range of matters are pending or threatened in various U.S. and foreign jurisdictions against Altria and its subsidiaries, including PM USA and USSTC, as well as their respective indemnitees and Altria’s investees. Various types of claims may be raised in these proceedings, including product liability, unfair trade practices, antitrust, tax, contraband shipments, patent infringement, employment matters, claims for contribution and claims of competitors, shareholders or distributors. Legislative action, such as changes to tort law, also may expand the types of claims and remedies available to plaintiffs.
Litigation is subject to uncertainty and it is possible that there could be adverse developments in pending or future cases. An unfavorable outcome or settlement of pending tobacco-related or other litigation could encourage the commencement of additional litigation. Damages claimed in some tobacco-related and other litigation are or can be significant and, in certain cases, have ranged in the billions of dollars. The variability in pleadings in multiple jurisdictions, together with the actual experience of management in litigating claims, demonstrate that the monetary relief that may be specified in a lawsuit bears little relevance to the ultimate outcome. In certain cases, plaintiffs claim that defendants’ liability is joint and several. In such cases, Altria or its subsidiaries may face the risk that one or more co-defendants decline or otherwise fail to participate in the bonding required for an appeal or to pay their proportionate or jury-allocated share of a judgment. As a result, Altria or its subsidiaries under certain circumstances may have to pay more than their proportionate share of any bonding- or judgment-related amounts. Furthermore, in those cases where plaintiffs are successful, Altria or its subsidiaries also may be required to pay interest and attorneys’ fees.
Although PM USA has historically been able to obtain required bonds or relief from bonding requirements in order to prevent plaintiffs from seeking to collect judgments while adverse verdicts have been appealed, there remains a risk that such relief may not be obtainable in all cases. This risk has been substantially reduced given that 47 states and Puerto Rico limit the dollar amount of bonds or require no bond at all. As discussed below, however, tobacco litigation plaintiffs have challenged the constitutionality of Florida’s bond cap statute in several cases and plaintiffs may challenge state bond cap statutes in other jurisdictions as well. Such challenges may include the applicability of state bond caps in federal court. States, including Florida, also may seek to repeal or alter bond cap statutes through legislation. Although Altria cannot predict the outcome of such challenges, it is possible that the consolidated results of operations, cash flows or financial position of Altria, or one or more of its subsidiaries, could be materially affected in a particular fiscal quarter or fiscal year by an unfavorable outcome of one or more such challenges.
Altria and its subsidiaries record provisions in the consolidated financial statements for pending litigation when they determine that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. At the present time, while it is reasonably possible that an unfavorable outcome in a case may occur, except to the extent discussed elsewhere in this Note 18. Contingencies: (i) management has concluded that it is not probable that a loss has been incurred in any of the pending cases; (ii) management is unable to estimate the possible loss or range of loss that could result from an unfavorable outcome in any of the pending cases; and (iii) accordingly, management has not provided any amounts in the consolidated financial statements for unfavorable outcomes, if any. Litigation defense costs are expensed as incurred.
Altria and its subsidiaries have achieved substantial success in managing litigation. Nevertheless, litigation is subject to uncertainty and significant challenges remain. It is possible that the consolidated results of operations, cash flows or financial position of Altria, or one or more of its subsidiaries, could be materially affected in a particular fiscal quarter or fiscal year by an unfavorable outcome or settlement of certain pending litigation. Altria and each of its subsidiaries named as a defendant believe, and each has been so advised by counsel handling the respective cases, that it has valid defenses to the litigation pending against it, as well as valid bases for appeal of adverse verdicts. Each of the companies has defended, and will continue to defend, vigorously against litigation challenges. However, Altria and its subsidiaries may enter into settlement discussions in particular cases if they believe it is in the best interests of Altria to do so.
Overview of Altria and/or PM USA Tobacco-Related Litigation
Types and Number of U.S. Cases: Claims related to tobacco products generally fall within the following categories: (i) smoking and health cases alleging personal injury brought on behalf of individual plaintiffs; (ii) health care cost recovery cases brought by governmental (both domestic and foreign) plaintiffs seeking reimbursement for health care expenditures allegedly caused by cigarette smoking and/or disgorgement of profits; (iii) e-vapor cases alleging violation of the Racketeer Influenced and Corrupt Organizations Act (“RICO”), fraud, failure to warn, design defect, negligence, antitrust and unfair trade practices; and (iv) other tobacco-related litigation described below. Plaintiffs’ theories of recovery and the defenses raised in tobacco-related litigation are discussed below.

The table below lists the number of certain tobacco-related cases pending in the U.S. against PM USA and/or Altria as of December 31, 2020, 2019 and 2018:

	2020	2019	2018
Individual Smoking and Health Cases (1)	148	104	100
Health Care Cost Recovery Actions (2)	1	1	1
E-vapor Cases(3)	1,563	101	—
Other Tobacco-Related Cases(4)	3	4	4
(1) Includes 16 cases filed in New Mexico, 30 cases filed in Massachusetts and 60 non-Engle cases filed in Florida. Does not include individual smoking and health cases brought by or on behalf of plaintiffs in Florida state and federal courts following the decertification of the Engle case (these Engle progeny cases are discussed below in Smoking and Health Litigation - Engle Class Action). Also does not include 1,471 cases brought by flight attendants seeking compensatory damages for personal injuries allegedly caused by exposure to environmental tobacco smoke (“ETS”). The flight attendants allege that they are members of an ETS smoking and health class action in Florida, which was settled in 1997 (Broin). The terms of the court-approved settlement in that case allowed class members to file individual lawsuits seeking compensatory damages, but prohibited them from seeking punitive damages. In March 2018, 923 of these cases were voluntarily dismissed without prejudice.
(2) See Health Care Cost Recovery Litigation - Federal Government’s Lawsuit below.
(3) Includes 27 class action lawsuits, three of which were filed in Canada, 1,468 individual lawsuits and 68 “third party” lawsuits relating to JUUL e-vapor products, which include school districts, state and local government, tribal and healthcare organization lawsuits. JUUL is an additional named defendant in each of these lawsuits.
(4) Includes one inactive smoking and health case alleging personal injury and purporting to be brought on behalf of a class of individual plaintiffs and two inactive class action lawsuits alleging that use of the terms “Lights” and “Ultra Lights” constitute deceptive and unfair trade practices, common law or statutory fraud, unjust enrichment, breach of warranty or violations of RICO.

International Tobacco-Related Cases: As of January 25, 2021, (i) Altria is named as a defendant in three e-vapor class action lawsuits in Canada; (ii) PM USA is a named defendant in 10 health care cost recovery actions in Canada, eight of which also name Altria as a defendant; and (iii) PM USA and Altria are named as defendants in seven smoking and health class actions filed in various Canadian provinces. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement between Altria and Philip Morris International Inc. (“PMI”) that provides for indemnities for certain liabilities concerning tobacco products.
Tobacco-Related Cases Set for Trial: As of January 25, 2021, one Engle progeny case against PM USA is set for trial through March 30, 2021. Trial dates are subject to change and many of the trials have been postponed due to the COVID-19 pandemic.
Trial Results: Since January 1999, excluding the Engle progeny cases (separately discussed below), verdicts have been returned in 69 tobacco-related cases in which PM USA was a defendant. Verdicts in favor of PM USA and other defendants were returned in 44 of the 69 cases. These 44 cases were tried in Alaska (1), California (7), Connecticut (1), Florida (10), Louisiana (1), Massachusetts (4), Mississippi (1), Missouri (4), New Hampshire (1), New Jersey (1), New York (5), Ohio (2), Pennsylvania (1), Rhode Island (1), Tennessee (2) and West Virginia (2).
Of the 25 non-Engle progeny cases in which verdicts were returned in favor of plaintiffs, 20 have reached final resolution, and one case (Gentile) that was initially returned in favor of plaintiff was reversed post-trial and remains pending.
See Smoking and Health Litigation - Engle Progeny Trial Results below for a discussion of verdicts in state and federal Engle progeny cases involving PM USA as of January 25, 2021.
Judgments Paid and Provisions for Tobacco and Health Litigation Items (Including Engle Progeny Litigation): After exhausting all appeals in those cases resulting in adverse verdicts associated with tobacco-related litigation, since October 2004, PM USA has paid judgments and settlements (including related costs and fees) totaling approximately $805 million and interest totaling approximately $218 million as of December 31, 2020. These amounts include payments for Engle progeny judgments (and related costs and fees) totaling approximately $365 million and related interest totaling approximately $56 million.

The changes in Altria’s accrued liability for tobacco and health litigation items, including related interest costs, for the periods specified below are as follows:

(in millions)	2020		2019		2018
Accrued liability for tobacco and health litigation items at beginning of period (1)	$14		$112		$106
Pre-tax charges for:
Tobacco and health litigation	79	(1)(2)	72	(1)(2)	113
Related interest costs	4		5		18
Payments (1)	(88)	(3)	(175)	(3)	(125)
Accrued liability for tobacco and health litigation items at end of period (1)	$9		$14		$112
(1) Includes amounts related to the costs of implementing the corrective communications remedy related to the Federal Government’s Lawsuit discussed below.
(2) Includes certain costs related to pre-trial resolution of tobacco and health cases.
(3) Includes amounts related to (i) payments for pre-trial resolution of tobacco and health cases and (ii) costs for pre-trial resolution of other tobacco and health cases accrued in the prior year and paid in the identified year.

The accrued liability for tobacco and health litigation items, including related interest costs, was included in accrued liabilities on Altria’s consolidated balance sheets. Pre-tax charges for tobacco and health litigation were included in marketing, administration and research costs on Altria’s consolidated statements of earnings. Pre-tax charges for related interest costs were included in interest and other debt expense, net on Altria’s consolidated statements of earnings.
Security for Judgments: To obtain stays of judgments pending appeal, PM USA has posted various forms of security. As of December 31, 2020, PM USA has posted appeal bonds totaling approximately $61 million, which have been collateralized with restricted cash that are included in assets on the consolidated balance sheets.
Smoking and Health Litigation
Overview: Plaintiffs’ allegations of liability in smoking and health cases are based on various theories of recovery, including negligence, gross negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, nuisance, breach of express and implied warranties, breach of special duty, conspiracy, concert of action, violations of unfair trade practice laws and consumer protection statutes, and claims under the federal and state anti-racketeering statutes. Plaintiffs in the smoking and health cases seek various forms of relief, including compensatory and punitive damages, treble/multiple damages and other statutory damages and penalties, creation of medical monitoring and smoking cessation funds, disgorgement of profits, and injunctive and equitable relief. Defenses raised in these cases include lack of proximate cause, assumption of the risk, comparative fault and/or contributory negligence, statutes of limitations and preemption by the Federal Cigarette Labeling and Advertising Act.
Non-Engle Progeny Litigation: Summarized below are the non-Engle progeny smoking and health cases pending during 2020 in which a verdict was returned in favor of plaintiff and against PM USA. Charts listing certain verdicts for plaintiffs in the Engle progeny cases can be found in Smoking and Health Litigation - Engle Progeny Trial Results below.
Principe: In February 2020, a jury in a Florida state court returned a verdict in favor of plaintiff and against PM USA, awarding approximately $11 million in compensatory damages. There was no claim for punitive damages. PM USA’s appeal is pending in the Third District Court of Appeal.
Greene: In September 2019, a jury in a Massachusetts state court returned a verdict in favor of plaintiffs and against PM USA, awarding approximately $10 million in compensatory damages. In May 2020, the court ruled on plaintiffs’ remaining claim and trebled the compensatory damages award to approximately $30 million. PM USA plans to file post-trial motions.
Laramie: In August 2019, a jury in a Massachusetts state court returned a verdict in favor of plaintiff and against PM USA, awarding $11 million in compensatory damages and $10 million in punitive damages. PM USA and plaintiff have appealed.
Gentile: In October 2017, a jury in a Florida state court returned a verdict in favor of plaintiff and against PM USA, awarding approximately $7.1 million in compensatory damages and allocating 75% of the fault to PM USA. PM USA appealed. In September 2019, the Florida Fourth District Court of Appeal reversed the judgment entered by the trial court, granted PM USA judgment on certain claims and remanded for a new trial on the remaining claims. Plaintiff petitioned the Florida Supreme Court for further review, which the court denied in January 2021.
Federal Government’s Lawsuit: See Health Care Cost Recovery Litigation - Federal Government’s Lawsuit below for a discussion of the verdict and post-trial developments in the United States of America health care cost recovery case.

Engle Class Action: In July 2000, in the second phase of the Engle smoking and health class action in Florida, a jury returned a verdict assessing punitive damages totaling approximately $145 billion against various defendants, including $74 billion against PM USA. Following entry of judgment, PM USA appealed. In May 2003, the Florida Third District Court of Appeal reversed the judgment entered by the trial court and instructed the trial court to order the decertification of the class. Plaintiffs petitioned the Florida Supreme Court for further review.
In July 2006, the Florida Supreme Court ordered that the punitive damages award be vacated, that the class approved by the trial court be decertified and that members of the decertified class could file individual actions against defendants within one year of issuance of the mandate. The court further declared the following Phase I findings are entitled to res judicata effect in such individual actions brought within one year of the issuance of the mandate: (i) that smoking causes various diseases; (ii) that nicotine in cigarettes is addictive; (iii) that defendants’ cigarettes were defective and unreasonably dangerous; (iv) that defendants concealed or omitted material information not otherwise known or available knowing that the material was false or misleading or failed to disclose a material fact concerning the health effects or addictive nature of smoking; (v) that defendants agreed to misrepresent information regarding the health effects or addictive nature of cigarettes with the intention of causing the public to rely on this information to their detriment; (vi) that defendants agreed to conceal or omit information regarding the health effects of cigarettes or their addictive nature with the intention that smokers would rely on the information to their detriment; (vii) that all defendants sold or supplied cigarettes that were defective; and (viii) that defendants were negligent.
In August 2006, PM USA and plaintiffs sought rehearing from the Florida Supreme Court on parts of its July 2006 opinion. In December 2006, the Florida Supreme Court refused to revise its July 2006 ruling, except that it revised the set of Phase I findings entitled to res judicata effect by excluding finding (v) listed above (relating to agreement to misrepresent information), and added the finding that defendants sold or supplied cigarettes that, at the time of sale or supply, did not conform to the representations of fact made by defendants. In February 2008, the trial court decertified the class.
Pending Engle Progeny Cases: The deadline for filing Engle progeny cases expired in January 2008, at which point a total of approximately 9,300 federal and state claims were pending. As of January 25, 2021, approximately 1,300 state court cases were pending against PM USA or Altria asserting individual claims by or on behalf of approximately 1,600 state court plaintiffs.  Because of a number of factors, including docketing delays, duplicated filings and overlapping dismissal orders, these numbers are estimates. While the Federal Engle Agreement (discussed below) resolved nearly all Engle progeny cases pending in federal court, as of January 25, 2021, three cases were pending against PM USA in federal court representing the cases excluded from that agreement.
Engle Progeny Trial Results: As of January 25, 2021, 134 federal and state Engle progeny cases involving PM USA have resulted in verdicts since the Florida Supreme Court Engle decision. Seventy-six verdicts were returned in favor of plaintiffs and five verdicts (Skolnick, Calloway, Oshinsky-Blacker, McCoy and Frogel) that were initially returned in favor of plaintiffs were reversed post-trial or on appeal and remain pending.
Forty-nine verdicts were returned in favor of PM USA, of which 43 were state cases. In addition, there have been a number of mistrials, only some of which have resulted in new trials as of January 25, 2021. Four verdicts (Pearson, D. Cohen, Collar and Chacon) that were returned in favor of PM USA were subsequently reversed for new trials. Juries in two cases (Reider and Banks) returned zero damages verdicts in favor of PM USA. Juries in two other cases (Weingart and Hancock) returned verdicts against PM USA awarding no damages, but the trial court in each case decided to award plaintiffs damages. One case, Pollari, resulted in a verdict in favor of PM USA following a retrial of an initial verdict returned in favor of plaintiff. Plaintiff and defendants appealed the verdict and the appellate court affirmed the judgement in favor of the defendants. Three cases, Gloger, Rintoul (Caprio) and Duignan, resulted in verdicts in favor of plaintiffs following retrial of initial verdicts returned in favor of plaintiffs. Post-trial motions or appeals are pending. One case, Freeman, resulted in an appellate reversal of a jury verdict in favor of plaintiff, and a judgment in favor of PM USA.
The charts below list the verdicts and post-trial developments in certain Engle progeny cases in which verdicts were returned in favor of plaintiffs. The first chart lists such cases that are pending as of January 25, 2021 where PM USA has recorded a provision in its consolidated financial statements because PM USA has determined that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated; the second chart lists other such cases that are pending as of January 25, 2021 but where PM USA has determined an unfavorable outcome is not probable and the amount of loss cannot be reasonably estimated; and the third chart lists other such cases that have concluded within the previous 12 months. Unless otherwise noted for a particular case, the jury’s award for compensatory damages will not be reduced by any finding of plaintiff’s comparative fault. Further, the damages noted reflect adjustments based on post-trial or appellate rulings.

Currently Pending Engle Cases with Accrued Liabilities
(rounded to nearest $ million)

Plaintiff	Verdict Date	Defendant(s)	Court	Compensatory Damages (All Defendants)	Punitive Damages (PM USA)	Appeal Status	Accrual (1)
Berger (Cote)	September 2014	PM USA	Federal Court - Middle District of Florida	$6 million	$21 million
The Eleventh Circuit Court of Appeals reinstated the punitive and compensatory damages awards and remanded the case to the district court. PM USA’s challenge to the punitive damages award was denied by the district court. Upon appeal by PM USA, the Eleventh Circuit Court of Appeals affirmed the punitive damages award.
$6 million accrual in the fourth quarter of 2018
Santoro	March 2017	PM USA, R.J. Reynolds and Liggett Group(2)	Broward	$2 million (<$1 million PM USA)	<$1 million
The Fourth District Court of Appeal affirmed the compensatory damages award and reinstated the punitive damages award. Defendants’ motion for rehearing was denied. Defendants’ appeal to the Florida Supreme Court of the punitive damages award was also denied.
<$1 million accrual for compensatory damages award in the second quarter of 2020
(1) Accrual amounts include interest and associated costs, if applicable. For cases with multiple defendants, if any, accrual amounts reflect the portion of compensatory damages PM USA believes it will have to pay if the case is ultimately decided in plaintiff’s favor after taking into account any portion potentially payable by the other defendant(s).
(2) References to “R.J. Reynolds,” “Lorillard” and “Liggett Group” are to R.J. Reynolds Tobacco Company, Lorillard Tobacco Company and Liggett Group, LLC, respectively.

Other Currently Pending Engle Cases with Verdicts Against PM USA
(rounded to nearest $ million)

Plaintiff	Verdict Date	Defendant(s)	Court	Compensatory Damages (1)	Punitive Damages (PM USA)	Appeal Status
Duignan	February 2020(2)	PM USA and R.J. Reynolds	Pinellas	$3 million	$12 million	Appeal by defendants to Second District Court of Appeal pending.
Cuddihee	January 2020	PM USA	Duval	$3 million	$0	Appeal by plaintiff and defendant to First District Court of Appeal pending.
Rintoul (Caprio)	November 2019(2)	PM USA and R.J. Reynolds	Broward	$9 million	$74 million	Appeal by plaintiff and defendants to Fourth District Court of Appeal pending.
Gloger	November 2019(2)	PM USA and R.J. Reynolds	Miami-Dade	$15 million	$11 million	Appeal by defendants to Third District Court of Appeal pending.
McCall	March 2019	PM USA	Broward	<$1 million (<$1 million PM USA)	$0	New trial ordered on punitive damages.
Neff	March 2019	PM USA and R.J. Reynolds	Broward	$4 million	$2 million	Appeals by plaintiff and defendants to Fourth District Court of Appeal pending.
Mahfuz	February 2019	PM USA and R.J. Reynolds	Broward	$12 million	$10 million	Appeals by plaintiff and defendants to Fourth District Court of Appeal pending.
Holliman	February 2019	PM USA	Miami-Dade	$3 million	$0	Defendant’s appeal to Third District Court of Appeal pending.
Chadwell	September 2018	PM USA	Miami-Dade	$2 million	$0	Third District Court of Appeal affirmed the compensatory damages award. PM USA petitioned Florida Supreme Court for review. Case stayed pending Florida Supreme Court decision in Prentice.(3)
Kaplan	July 2018	PM USA and R.J. Reynolds	Broward	$2 million	$2 million	Fourth District Court of Appeal affirmed the verdict. Defendants’ motion for rehearing pending.

(1) PM USA’s portion of the compensatory damages award is noted parenthetically where the court has ruled that comparative fault applies.
(2) Plaintiff’s verdict following a retrial of an initial verdict in favor of plaintiff.
(3) PM USA is not a defendant in this case.

Other Currently Pending Engle Cases with Verdicts Against PM USA
(rounded to nearest $ million)

Plaintiff	Verdict Date	Defendant(s)	Court	Compensatory Damages (1)	Punitive Damages (PM USA)	Appeal Status
R. Douglas	November 2017	PM USA	Duval	<$1 million	$0	Awaiting entry of final judgment by the trial court.
Sommers	April 2017	PM USA	Miami-Dade	$1 million	$0
Third District Court of Appeal affirmed compensatory damages award and granted new trial on punitive damages. Florida Supreme Court denied PM USA’s petition for review of the Third District Court of Appeal's decision. PM USA paid approximately $1 million for the compensatory damages award and awaits the new trial on punitive damages. (2)

Cooper (Blackwood)	September 2015	PM USA and R.J. Reynolds	Broward	$5 million (<$1 million PM USA)	$0	Fourth District Court of Appeal affirmed judgment and granted a new trial on punitive damages.
D. Brown	January 2015	PM USA	Federal Court - Middle District of Florida	$8 million	$9 million	Appeal by defendant to U.S. Court of Appeals for the Eleventh Circuit stayed pending Florida Supreme Court decision in Prentice.(3)
Harris	July 2014	PM USA, R.J. Reynolds and Lorillard	Federal Court - Middle District of Florida	$2 million (<$1 million PM USA)	$0	U.S. Court of Appeals for the Eleventh Circuit reversed the judgment against PM USA and remanded to the district court to enter judgment for the defendants.
(1) PM USA’s portion of the compensatory damages award is noted parenthetically where the court has ruled that comparative fault applies.
(2) Plaintiff was granted an award of approximately $3 million in fees, costs and interest that PM USA has appealed.
(3) PM USA is not a defendant in this case.

Engle Cases Concluded Within Past 12 Months(1)
(rounded to nearest $ million)

Plaintiff	Verdict Date	Defendant(s)	Court	Accrual Date	Payment Amount (if any)	Payment Date
Dean (Kerrivan)(2)	October 2014	PM USA and R.J. Reynolds	Federal Court - Middle District of Florida	Third quarter of 2020	$26 million	August 2020
Landi(3)	June 2018	PM USA and R.J. Reynolds	Broward	Second quarter of 2020	$10 million	July 2020
Theis(4)	May 2018	PM USA and R.J. Reynolds	Sarasota	First quarter of 2020	$17 million	February 2020
(1) In four cases in which PM USA paid the judgments more than a year ago, Naugle, Gore, M. Brown and Jordan, plaintiffs were awarded approximately $8 million, $2 million, $9 million and $4 million in fees and costs, respectively. PM USA has appealed in all of these cases.
(2) In August 2020, the U.S. Court of Appeals for the Eleventh Circuit denied the defendants’ petition for rehearing. As a result, in the third quarter of 2020, PM USA recorded a pre-tax provision of approximately $26 million, reflecting its portion of the judgment plus interest, and paid this amount in August 2020.
(3) In June 2020, the Fourth District Court of Appeal affirmed the compensatory damages award. As a result, in the second quarter of 2020, PM USA recorded a pre-tax provision of approximately $10 million for the judgment plus interest and paid this amount in July 2020.
(4) In February 2020, the Florida Second District Court of Appeal denied PM USA’s petition for review.  As a result, in the first quarter of 2020, PM USA recorded a pre-tax provision of approximately $17 million for the judgment plus interest and paid this amount.

Florida Bond Statute: In June 2009, Florida amended its existing bond cap statute by adding a $200 million bond cap that applies to all state Engle progeny lawsuits in the aggregate and establishes individual bond caps for individual Engle progeny cases in amounts that vary depending on the number of judgments in effect at a given time. Plaintiffs have been unsuccessful in various challenges to the bond cap statute in Florida state court.
No federal court has yet addressed the constitutionality of the bond cap statute or the applicability of the bond cap to Engle progeny cases tried in federal court.

From time to time, legislation has been presented to the Florida legislature that would repeal the bond cap statute; however to date, no legislation repealing the statute has passed.
Other Smoking and Health Class Actions: Since the dismissal in May 1996 of a purported nationwide class action brought on behalf of allegedly addicted smokers, plaintiffs have filed numerous putative smoking and health class action suits in various state and federal courts. In general, these cases purport to be brought on behalf of residents of a particular state or states (although a few cases purport to be nationwide in scope) and raise addiction claims and, in many cases, claims of physical injury as well.
Class certification has been denied or reversed by courts in 61 smoking and health class actions involving PM USA in Arkansas (1), California (1), Delaware (1), the District of Columbia (2), Florida (2), Illinois (3), Iowa (1), Kansas (1), Louisiana (1), Maryland (1), Michigan (1), Minnesota (1), Nevada (29), New Jersey (6), New York (2), Ohio (1), Oklahoma (1), Oregon (1), Pennsylvania (1), Puerto Rico (1), South Carolina (1), Texas (1) and Wisconsin (1). See Certain Other Tobacco-Related Litigation below for a discussion of “Lights” and “Ultra Lights” class action cases and medical monitoring class action cases pending against PM USA.
As of January 25, 2021, PM USA and Altria are named as defendants, along with other cigarette manufacturers, in seven class actions filed in the Canadian provinces of Alberta, Manitoba, Nova Scotia, Saskatchewan, British Columbia and Ontario. In Saskatchewan, British Columbia (two separate cases) and Ontario, plaintiffs seek class certification on behalf of individuals who suffer or have suffered from various diseases, including chronic obstructive pulmonary disease, emphysema, heart disease or cancer, after smoking defendants’ cigarettes. In the actions filed in Alberta, Manitoba and Nova Scotia, plaintiffs seek certification of classes of all individuals who smoked defendants’ cigarettes. In March 2019, all of these class actions were stayed as a result of three Canadian tobacco manufacturers (none of which is related to Altria or its subsidiaries) seeking protection under Canada’s Companies’ Creditors Arrangement Act (which is similar to Chapter 11 bankruptcy in the U.S.). The companies entered into these proceedings following a Canadian appellate court upholding two smoking and health class action verdicts against those companies totaling approximately CAD $13 billion. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement between Altria and PMI, which provides for indemnities for certain liabilities concerning tobacco products.
Health Care Cost Recovery Litigation
Overview: In the health care cost recovery litigation, governmental entities seek reimbursement of health care cost expenditures allegedly caused by tobacco products and, in some cases, of future expenditures and damages. Relief sought by some but not all plaintiffs includes punitive damages, multiple damages and other statutory damages and penalties, injunctions prohibiting alleged marketing and sales to minors, disclosure of research, disgorgement of profits, funding of anti-smoking programs, additional disclosure of nicotine yields, and payment of attorney and expert witness fees.
Although there have been some decisions to the contrary, most judicial decisions in the U.S. have dismissed all or most health care cost recovery claims against cigarette manufacturers. Nine federal circuit courts of appeals and eight state appellate courts, relying primarily on grounds that plaintiffs’ claims were too remote, have ordered or affirmed dismissals of health care cost recovery actions. The United States Supreme Court has refused to consider plaintiffs’ appeals from the cases decided by five federal circuit courts of appeal.
In addition to the cases brought in the U.S., health care cost recovery actions have also been brought against tobacco industry participants, including PM USA and Altria, in Canada (10 cases), and other entities have stated that they are considering filing such actions.
Since the beginning of 2008, the Canadian Provinces of British Columbia, New Brunswick, Ontario, Newfoundland and Labrador, Quebec, Alberta, Manitoba, Saskatchewan, Prince Edward Island and Nova Scotia have brought health care reimbursement claims against cigarette manufacturers. PM USA is named as a defendant in the British Columbia and Quebec cases, while both Altria and PM USA are named as defendants in the New Brunswick, Ontario, Newfoundland and Labrador, Alberta, Manitoba, Saskatchewan, Prince Edward Island and Nova Scotia cases. The Nunavut Territory and Northwest Territory have passed legislation permitting similar claims, but lawsuits based on this legislation have not been filed. All of these cases have been stayed pending resolution of proceedings in Canada involving three tobacco manufacturers (none of which are affiliated with Altria or its subsidiaries) under the Companies’ Creditors Arrangement Act discussed above. See Smoking and Health Litigation - Other Smoking and Health Class Actions above for a discussion of these proceedings. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement between Altria and PMI that provides for indemnities for certain liabilities concerning tobacco products.
Settlements of Health Care Cost Recovery Litigation: In November 1998, PM USA and certain other tobacco product manufacturers entered into the MSA with 46 states, the District of Columbia and certain U.S. territories to settle asserted and unasserted health care cost recovery and other claims. PM USA and certain other tobacco product manufacturers had previously entered into agreements to settle similar claims brought by Mississippi, Florida, Texas and Minnesota (together with the MSA, the “State Settlement Agreements”). The State Settlement Agreements require that the original participating manufacturers or “OPMs” (now PM USA and R.J. Reynolds and, with respect to certain brands, ITG Brands, LLC (“ITG”)) make annual payments of approximately $9.4 billion, subject to adjustments for several factors, including inflation, market share and industry volume. In addition, the OPMs are required to pay settling plaintiffs’ attorneys’ fees, subject to an annual cap of $500 million. For the years ended December 31, 2020, 2019 and 2018, the aggregate amount recorded in cost of sales with respect to the State Settlement Agreements was approximately $4.4 billion, $4.2 billion, and $4.2 billion, respectively. These amounts include PM USA’s estimate of amounts related to NPM Adjustments discussed below.
NPM Adjustment Disputes: PM USA is participating in proceedings regarding the NPM Adjustment for 2003-2019. The “NPM Adjustment” is a reduction in MSA payments made by the OPMs and those manufacturers that are subsequent signatories to the MSA (collectively, the “participating manufacturers” or “PMs”) that applies if the PMs collectively lose at least a specified level of market share to non-participating manufacturers since 1997, subject to certain conditions and defenses. The independent auditor (the “IA”) appointed under the MSA calculates the maximum amount of the NPM Adjustment, if any, for each year.
NPM Adjustment Disputes - Settlement with 36 States and Territories and Separate Settlements with Montana and New York.
PM USA has entered into three settlements of NPM Adjustment disputes with a total of 38 states and territories, one with 36 states and territories (the “multi-state settlement”), one with the State of New York and one with the State of Montana. In the multi-state settlement, PM USA, by the end of October 2017, had settled the NPM Adjustment disputes for 2003-2015 with 26 states in exchange for a total of $740 million. In 2018, PM USA agreed to settle the NPM Adjustment disputes for 2016 and 2017 with the 26 states mentioned above and PM USA settled the NPM Adjustment disputes for 2004-2017 with ten additional states. As a result of these two developments, PM USA will receive approximately $248 million, $68 million of which it received in April 2018, $121 million of which it received in April 2019 and $47 million of which it received in April 2020. In connection with these two developments, PM USA recorded a reduction to cost of sales in the amount of $39 million in 2017 and in the amount of $209 million in 2018. In the first quarter of 2019, PM USA also recorded a reduction to cost of sales in the amount of $52 million for its estimate of the 2018 NPM Adjustment settlement credit it expects to receive under the multi-state settlement.
In the first quarter of 2020, the PMs agreed that certain conditions set forth in the multi-state settlement had been met. As a result, PM USA’s and the other PMs’ settlement with Pennsylvania was extended to include NPM Adjustments for 2018-2024. In the third quarter of 2020, PM USA and the other PMs also agreed with the other 35 states to extend the settlement with those states to include NPM Adjustments for 2018-2022. As a result of these two developments, PM USA will receive approximately $361 million in credits to offset PM USA’s MSA payments over the following nine years.
In the NPM Adjustment settlement with New York, which was entered into in 2015, PM USA has received approximately $317 million for 2004-2018. PM USA and the other participating manufacturers are involved in a proceeding pursuant to the New York settlement in which an independent investigator will determine the amounts due to the participating manufacturers from New York for 2019 and 2020. PM USA expects to receive such amounts in April 2021 and April 2022, respectively.
As discussed below, in November 2020, PM USA and other PMs reached a resolution with Montana with respect to NPM adjustments for 2005-2019.
The New York settlement, the Montana settlement and the multi-state settlement also contain provisions resolving certain disputes regarding the application of the NPM Adjustment going forward.
2003 and Subsequent NPM Adjustments - Continuing Disputes with States that have not Settled.
▪2003 NPM Adjustment. In September 2013, an arbitration panel issued rulings regarding the 15 states and territories that remained in the arbitration, ruling that six of them did not establish valid defenses to the NPM Adjustment for 2003. In June 2014, two of these six states joined the multi-state settlement discussed above. With respect to the remaining four states, following the outcome of challenges in state courts, PM USA ultimately recorded $74 million primarily as a reduction to cost of sales, with the final adjustment being recorded in the third quarter of 2017. Subsequently, another one of the six states joined the multi-state settlement. Two potential disputes remain outstanding regarding the amount of interest due to PM USA and there is no assurance that PM USA will prevail in either of these disputes.
▪2004 and Subsequent NPM Adjustments. PM USA has continued to pursue the NPM Adjustments for 2004 and subsequent years in multi-state arbitrations against the states that did not join the settlements discussed above.
In September 2019, a New Mexico state appellate court affirmed a trial court’s order compelling New Mexico to arbitrate the 2004 NPM Adjustment claims in the multi-state arbitration with the other states. In November 2019, the New Mexico Supreme Court declined to review that decision. The arbitration hearing for New Mexico has been scheduled for June 2021.
The Montana state courts ruled that Montana may litigate its claims in state court, rather than participate in a multi-state arbitration and the PMs agreed not to contest the applicability of the 2004 NPM Adjustment to Montana. In April 2020, the State of Montana filed a motion in Montana state court against the PMs, including PM USA, claiming that Montana’s share of the NPM Adjustment amounts should have been paid to the state in advance of the resolution of disputes over the applicability of those adjustments. Montana’s share of the amounts PM USA placed in the disputed payments account established pursuant to the terms of the MSA on account of the NPM Adjustment disputes was approximately $13.8 million. The matter was resolved by agreement in November 2020 resulting in a settlement payment from PM USA of approximately $4 million, which was recorded to cost of sales in the fourth quarter of 2020, and the release to Montana of its share of PM USA’s money in the disputed payments account for the NPM Adjustment disputes. As part of the agreement, the PMs agreed not to contest the application of the NPM Adjustment to Montana for 2005-2030.
Other than Montana and New Mexico, all of the non-settling states participated in a 2004 multi-state arbitration. That arbitration initially concluded in July 2019, although Missouri was granted a hearing in June 2020. As of January 25, 2021, no decisions have resulted from the arbitration.
The PMs have reached an agreement with the states that have not settled (with the exception of Missouri) that the next round of NPM arbitrations will encompass three years, 2005-2007, and the parties have selected an arbitration panel for the 2005-2007 arbitration. Missouri is participating in the arbitration, but has agreed to arbitrate only one year, 2005, before the panel. The hearings in this arbitration have not yet been scheduled. No assurance can be given as to when proceedings for 2008 and subsequent years will be scheduled or the precise form those proceedings will take.
The IA has calculated that PM USA’s share of the maximum potential NPM Adjustments for 2004-2019 is (exclusive of interest or earnings): $388 million for 2004; $181 million for 2005; $154 million for 2006; $185 million for 2007; $250 million for 2008; $211 million for 2009; $218 million for 2010; $166 million for 2011; $214 million for 2012; $224 million for 2013; $258 million for 2014; $313 million for 2015; $305 million for 2016; $297 million for 2017; $340 million for 2018 and $441 million for 2019. These maximum amounts will be reduced, likely substantially, to reflect the NPM Adjustment settlements discussed above, and potentially for current and future calculation disputes and other developments. Finally, PM USA’s recovery of these amounts, even as reduced, is dependent upon subsequent determinations regarding state-specific defenses and disputes with other PMs.
Other Disputes Under the State Settlement Agreements: The payment obligations of the tobacco product manufacturers that are parties to the State Settlement Agreements, as well as the allocations of any NPM Adjustments and related settlements, have been and may continue to be affected by R.J. Reynolds’s acquisition of Lorillard in 2015 and its related sale of certain cigarette brands to ITG (the “ITG brands”). In particular, both R.J. Reynolds and ITG have asserted that they do not have to make payments on the ITG brands under the Florida, Minnesota and Texas State Settlement Agreements or include the ITG brands for purposes of certain calculations under the State Settlement Agreements. PM USA believes that R.J. Reynolds’s and ITG’s positions violate the State Settlement Agreements and applicable law. PM USA further believes that these actions: (i) improperly increased PM USA’s payments for 2015-2019; (ii) may improperly increase PM USA’s payments for subsequent years; (iii) improperly decreased PM USA’s share of the 2015-2019 NPM Adjustments and of the settlements of related disputes; and (iv) may improperly decrease PM USA’s share of NPM Adjustments and related settlements for subsequent years.
In January 2017, PM USA and the State of Florida each filed a motion in Florida state court against R.J. Reynolds and ITG seeking to enforce the Florida State Settlement Agreement. In August 2018, the Florida trial court entered final judgment ruling that R.J. Reynolds (and not ITG) must make settlement payments under the Florida State Settlement Agreement on the ITG brands, and ordering R.J. Reynolds to pay PM USA approximately $9.8 million (inclusive of interest) for the 2015-2017 period. Both R.J. Reynolds and PM USA filed notices of appeal and, in July 2020, the Florida Fourth District Court of Appeal affirmed the trial court’s decision. In September 2020, the Florida Fourth District Court of Appeal denied R.J. Reynolds’s motions for rehearing. In October 2020, R.J. Reynolds petitioned the Florida Supreme Court to review the appellate court decision; the petition was denied in December 2020.
In March 2018, PM USA and the State of Minnesota filed pleadings in Minnesota state court asserting claims against R.J. Reynolds and ITG, similar to those made in Florida, and seeking to enforce the Minnesota State Settlement Agreement. In September 2019, the Minnesota court granted the State of Minnesota’s and PM USA’s motions to enforce the agreement against R.J. Reynolds. The Minnesota court concluded, however, that it could not yet resolve the question of ITG’s liability under the Minnesota State Settlement Agreement. An evidentiary hearing on the question of ITG’s potential liability was held in the third quarter of 2020. A decision has not yet been issued.
In December 2018, PM USA filed a motion in Mississippi state court seeking to enforce the Mississippi State Settlement Agreement against R.J. Reynolds and ITG with respect to the accuracy of certain submissions made by R.J. Reynolds and ITG concerning the calculation of payments relating to the ITG brands. A hearing in the case is currently scheduled for May 2021. In December 2019, in a separate matter, the State of Mississippi filed a motion in Mississippi state court seeking to enforce the Mississippi State Settlement Agreement against PM USA, R.J. Reynolds and ITG concerning the tax rates used in the annual calculation of the net operating profit adjustment payments starting in 2018. A hearing is scheduled for October 2021.
In January 2019, PM USA and the State of Texas each filed a motion in federal court in the Eastern District of Texas asserting claims against R.J. Reynolds and ITG, similar to those made in Florida and Minnesota, seeking to enforce the Texas State Settlement Agreement. In February 2020, the Texas court granted the State of Texas’s and PM USA’s motions to enforce the settlement agreement against R.J. Reynolds. The Texas court, however, deferred the ultimate resolution of the motions to enforce against ITG, because it concluded that question was dependent upon the outcome of separate litigation pending between ITG and R.J. Reynolds in the Delaware Court of Chancery. In August 2020, R.J. Reynolds appealed the Eastern District of Texas’s ruling to the U.S. Court of Appeals for the Fifth Circuit. ITG and the State of Texas also have filed notices of appeal, each of which is limited to the issue of how payments of statutory fees are treated under the Eastern District of Texas’s ruling. The appeals remain pending.

In January 2021, PM USA and other PMs reached an agreement with several MSA states to waive the PMs’ claim under the most favored nation provision of the MSA in connection with a settlement between those MSA states and a non-participating manufacturer, S&M Brands, Inc. (“S&M Brands”), under which the states released certain claims against S&M Brands in exchange for receiving a portion of the funds S&M Brands had deposited into escrow accounts in those states pursuant to the states’ escrow statutes. In consideration for waiving its most favored nation claim, PM USA received approximately $32 million from the escrow funds paid to those MSA states under their settlement with S&M Brands. Such funds were received in January 2021 and will be recorded in the financials for the first quarter of 2021 as a reduction to cost of sales.
Federal Government’s Lawsuit: In 1999, the United States government filed a lawsuit in the U.S. District Court for the District of Columbia against various cigarette manufacturers, including PM USA, and others, including Altria, asserting claims under three federal statutes. The case ultimately proceeded only under the civil provisions of RICO. In August 2006, the district court held that certain defendants, including Altria and PM USA, violated RICO and engaged in seven of the eight “sub-schemes” to defraud that the government had alleged. Specifically, the court found that:
▪defendants falsely denied, distorted and minimized the significant adverse health consequences of smoking;
▪defendants hid from the public that cigarette smoking and nicotine are addictive;
▪defendants falsely denied that they control the level of nicotine delivered to create and sustain addiction;
▪defendants falsely marketed and promoted “low tar/light” cigarettes as less harmful than full-flavor cigarettes;
▪defendants falsely denied that they intentionally marketed to youth;
▪defendants publicly and falsely denied that ETS is hazardous to non-smokers; and
▪defendants suppressed scientific research.
The court did not impose monetary penalties on defendants, but ordered the following relief: (i) an injunction against “committing any act of racketeering” relating to the manufacturing, marketing, promotion, health consequences or sale of cigarettes in the United States; (ii) an injunction against participating directly or indirectly in the management or control of the Council for Tobacco Research, the Tobacco Institute, or the Center for Indoor Air Research, or any successor or affiliated entities of each; (iii) an injunction against “making, or causing to be made in any way, any material false, misleading, or deceptive statement or representation or engaging in any public relations or marketing endeavor that is disseminated to the United States public and that misrepresents or suppresses information concerning cigarettes;” (iv) an injunction against conveying any express or implied health message or health descriptors on cigarette packaging or in cigarette advertising or promotional material, including “lights,” “ultra lights” and “low tar,” which the court found could cause consumers to believe one cigarette brand is less hazardous than another brand; (v) the issuance of “corrective statements” in various media regarding the adverse health effects of smoking, the addictiveness of smoking and nicotine, the lack of any significant health benefit from smoking “low tar” or “light” cigarettes, defendants’ manipulation of cigarette design to ensure optimum nicotine delivery and the adverse health effects of exposure to ETS; (vi) the disclosure on defendants’ public document websites and in the Minnesota document repository of all documents produced to the government in the lawsuit or produced in any future court or administrative action concerning smoking and health until 2021, with certain additional requirements as to documents withheld from production under a claim of privilege or confidentiality; (vii) the disclosure of disaggregated marketing data to the government in the same form and on the same schedule as defendants now follow in disclosing such data to the FTC for a period of 10 years; (viii) certain restrictions on the sale or transfer by defendants of any cigarette brands, brand names, formulas or cigarette businesses within the U.S.; and (ix) payment of the government’s costs in bringing the action.
Following several years of appeals relating to the content of the corrective statements remedy described above, in October 2017, the district court approved the parties’ proposed consent order implementing corrective statements in newspapers and on television. The corrective statements began appearing in newspapers and on television in the fourth quarter of 2017. In April 2018, the parties reached agreement on the implementation details of the corrective statements on websites and onserts. The corrective statements began appearing on websites in the second quarter of 2018 and the onserts began appearing in the fourth quarter of 2018.
In 2014 and 2019, Altria and PM USA recorded provisions totaling approximately $36 million for the estimated costs of implementing the corrective communications remedy.
The requirements related to corrective statements at point-of-sale remain outstanding. In May 2014, the district court ordered further briefing on the issue, which was completed in June 2014. In May 2018, the parties submitted a joint status report and additional briefing on point-of-sale signage to the district court. In May 2019, the district court ordered a hearing on the point-of-sale signage issue. The hearing is currently scheduled for July 2021.
In June 2020, the United States government filed a motion with the district court asking for clarification as to whether the court-ordered injunction that applies to cigarettes also applies to HeatSticks, a heated tobacco product used with the IQOS electronic device. In August 2020, Altria and PM USA filed an opposition to the government’s motion and, in the alternative, a motion to modify the injunction to make clear it does not apply to HeatSticks. Regardless of the district court’s decisions on the pending motions, the government has indicated it will not oppose a modification to the injunction that permits PM USA to use the Modified Risk Tobacco Product claim authorized by the FDA for HeatSticks.

E-vapor Product Litigation
As of January 25, 2021, Altria and/or its subsidiaries, including PM USA, were named as defendants in 27 class action lawsuits relating to JUUL e-vapor products. JUUL is an additional named defendant in each of these lawsuits. The theories of recovery include violation of RICO, fraud, failure to warn, design defect, negligence and unfair trade practices. Plaintiffs also sought to add antitrust claims due to the recent administrative complaint filed by the FTC. Although the court denied this request in the class action lawsuits, the individual antitrust claims remain pending before the same court. See Antitrust Litigation below for further discussion. Plaintiffs seek various remedies, including compensatory and punitive damages and an injunction prohibiting product sales.
Altria and/or its subsidiaries, including PM USA, also have been named as defendants in other lawsuits involving JUUL e-vapor products, including 1,631 individual lawsuits, 81 “third party” lawsuits, which include school districts, state and local governments, including the states of Alaska, Hawaii and Minnesota, and tribal and healthcare organization lawsuits. JUUL is an additional named defendant in each of these lawsuits.
The majority of the individual and class action lawsuits mentioned above were filed in federal court. In October 2019, the United States Judicial Panel on Multidistrict Litigation ordered the coordination or consolidation of these lawsuits in the U.S. District Court for the Northern District of California for pretrial purposes.
Altria and its subsidiaries filed motions to dismiss certain claims in the class action and school district cases, including the federal RICO claim. In October 2020, the U.S. District Court for the Northern District of California granted the motion to dismiss the RICO class action claim. Although it otherwise denied the motion, the court found that plaintiffs had not sufficiently alleged standing or causation with respect to their claim under California law. The court also granted the motion to dismiss the RICO claim in the cases filed by various school districts, but denied the motion in all other respects. The court gave plaintiffs the opportunity to amend their complaints to attempt to cure the deficiencies the court identified and plaintiffs filed their amended complaints in November 2020. In January 2021, Altria and its subsidiaries filed a renewed motion to dismiss.
An additional group of cases is pending in California state courts. In January 2020, the Judicial Council of California determined that this group of cases was appropriate for coordination and assigned the group to the Superior Court of California, Los Angeles County, for pretrial purposes.
No case in which Altria or any of its subsidiaries is named has been set for trial.
JUUL also is named in a significant number of additional individual and class action lawsuits to which neither Altria nor any of its subsidiaries is currently named.
IQOS Litigation
In April 2020, RAI Strategic Holdings, Inc. and R.J. Reynolds Vapor Co., which are affiliates of R.J. Reynolds, filed a lawsuit against Altria, PM USA, Altria Client Services LLC, PMI and its affiliate, Philip Morris Products S.A., in the United States District Court for the Eastern District of Virginia. The lawsuit asserts claims of patent infringement based on the sale of the IQOS electronic device and HeatSticks in the United States. Plaintiffs seek various remedies, including preliminary and permanent injunctive relief, treble damages and attorneys’ fees. Altria and PMI have been dismissed from the lawsuit. In June 2020, the remaining defendants filed a motion to dismiss certain of plaintiffs’ claims and also filed counterclaims against the plaintiffs for infringement of various patents owned by the remaining defendants. The case is currently stayed.
Also in April 2020, a related action was filed against the same defendants by the same plaintiffs, as well as R.J. Reynolds, with the United States International Trade Commission (“ITC”). There, the plaintiffs also allege patent infringement, but the remedies sought include a prohibition on the importation of the IQOS electronic device, HeatSticks and component parts into the United States. No damages are recoverable in the proceedings before the ITC. A hearing before an administrative law judge began on January 25, 2021.
An additional patent infringement case regarding the IQOS electronic device was filed in November 2020 in the United States District Court for the Northern District of Georgia against PM USA and Philip Morris Products S.A. seeking damages and equitable relief.
Antitrust Litigation
In April 2020, the FTC issued an administrative complaint against Altria and JUUL alleging that Altria’s 35% investment in JUUL and the associated agreements constitute an unreasonable restraint of trade in violation of Section 1 of the Sherman Antitrust Act of 1890 (“Sherman Act”) and Section 5 of the Federal Trade Commission Act of 1914 (“FTC Act”), and substantially lessened competition in violation of Section 7 of the Clayton Antitrust Act (“Clayton Act”). If the FTC’s challenge is successful, the FTC may order a broad range of remedies, including divestiture of Altria’s minority investment in JUUL, rescission of the transaction and all associated agreements, and prohibition against any officer or director of either Altria or JUUL serving on the other party’s board of directors or attending meetings of the other party’s board of directors. The administrative trial will take place before an FTC administrative law judge and is currently scheduled to begin April 2021. The administrative law judge’s decision is then submitted to the FTC, which decision is subject to review by the FTC on its own motion or at the request of any party. The FTC then issues its ruling, which is subject to appellate review.

Also as of January 25, 2021, 16 putative class action lawsuits have been filed against Altria and JUUL in the United States District Court for the Northern District of California. The lawsuits initially named, in addition to the two companies, certain senior executives and certain members of the board of directors of both companies as defendants; however, those individuals currently or formerly affiliated with Altria were later dismissed. In November 2020 these lawsuits were consolidated into three complaints (one on behalf of direct purchasers, one on behalf of indirect purchasers and one on behalf of indirect resellers). The consolidated lawsuits, as amended, cite the FTC administrative complaint and allege that Altria and JUUL violated Sections 1, 2 and/or 3 of the Sherman Act and Section 7 of the Clayton Act and various state antitrust, consumer protection and unjust enrichment laws by restraining trade and/or substantially lessening competition in the U.S. closed-system electronic cigarette market. Plaintiffs seek various remedies, including treble damages, attorneys’ fees, a declaration that the agreements between Altria and JUUL are invalid, divestiture of Altria’s minority investment in JUUL and rescission of the transaction. Altria filed a motion to dismiss these lawsuits in January 2021.
In November 2020, Altria exercised its rights to convert its non-voting JUUL shares to voting shares. However, pending the outcome of the FTC administrative complaint, Altria currently does not intend to exercise its additional governance rights obtained upon the conversion, including the right to elect directors to JUUL’s board or to vote its JUUL shares other than as a passive investor. For further discussion of Altria’s rights in the event of share conversion, see Note 6. Investments in Equity Securities - Investment in JUUL.
Shareholder Class Action and Shareholder Derivative Lawsuits
In October and December 2019, two purported Altria shareholders filed putative class action lawsuits against Altria, Howard A. Willard III, Altria’s former Chairman and Chief Executive Officer, and William F. Gifford, Jr., Altria’s former Vice Chairman and Chief Financial Officer and current Chief Executive Officer, in the United States District Court for the Eastern District of New York. In December 2019, the court consolidated the two lawsuits into a single proceeding. The consolidated lawsuit was subsequently transferred to the United States District Court for the Eastern District of Virginia. The lawsuit asserts claims under Sections 10(b) and 20(a) and under Rule 10b-5 of the Exchange Act. In April 2020, JUUL, its founders and some of its current and former executives were added to the lawsuit. The claims allege false and misleading statements and omissions relating to Altria’s investment in JUUL. Plaintiffs seek various remedies, including damages and attorneys’ fees. In July 2020, the defendants filed motions to dismiss plaintiffs’ claims.
In August 2020, two purported Altria shareholders filed separate derivative lawsuits in the United States District Court for the Northern District of California on behalf of themselves and Altria, against Mr. Willard, Mr. Gifford, JUUL and certain of its executives and officers. These derivative lawsuits relate to Altria’s investment in JUUL, and assert claims of breach of fiduciary duty by the Altria defendants and aiding and abetting in that alleged breach of fiduciary duty by the remaining defendants. A third derivative lawsuit was filed in September 2020 in the Circuit Court for Henrico County, Virginia against Mr. Willard, Mr. Gifford, Kevin C. Crosthwaite (Altria’s former Chief Growth Officer and current JUUL Chief Executive Officer) and certain members of Altria’s Board of Directors. This suit asserts a claim for breach of fiduciary duty. Plaintiffs seek various remedies, including damages, disgorgement of profits, reformation of Altria’s corporate governance and internal procedures, and attorneys’ fees. The plaintiffs have agreed to stay the Virginia derivative case pending the outcome of defendants’ motions to dismiss the shareholder class action. The fourth and fifth derivative lawsuits were filed in October 2020 and January 2021, respectively, in the United States District Court for the Eastern District of Virginia against the same Altria defendants in the Virginia lawsuit, JUUL, its founders and some of its current and former executives. The remedies sought in both lawsuits are similar to those sought by plaintiffs in the Virginia lawsuit. As with the Virginia lawsuit, the plaintiffs in the fourth lawsuit have agreed to stay the case pending the outcome of defendants’ motions to dismiss the shareholder class action.
Certain Other Tobacco-Related Litigation
“Lights/Ultra Lights” Cases and Other Smoking and Health Class Actions: Plaintiffs have sought certification of their cases as class actions, alleging among other things, that the uses of the terms “Lights” and/or “Ultra Lights” constitute deceptive and unfair trade practices, common law or statutory fraud, unjust enrichment or breach of warranty, and have sought injunctive and equitable relief, including restitution and, in certain cases, punitive damages. These class actions have been brought against PM USA and, in certain instances, Altria or its other subsidiaries, on behalf of individuals who purchased and consumed various brands of cigarettes. Defenses raised in these cases include lack of misrepresentation, lack of causation, injury and damages, the statute of limitations, non-liability under state statutory provisions exempting conduct that complies with federal regulatory directives, and the First Amendment. Twenty-one state courts in 23 “Lights” cases have refused to certify class actions, dismissed class action allegations, reversed prior class certification decisions or have entered judgment in favor of PM USA. As of January 25, 2021, two “Lights/Ultra Lights” class actions are pending in U.S. state court. Neither case is active.
As of January 25, 2021, two smoking and health cases alleging personal injury or seeking court-supervised programs or ongoing medical monitoring and purporting to be brought on behalf of a class of individual plaintiffs, are pending in their respective U.S. state courts. Neither case is active.
UST Litigation: UST and/or its tobacco subsidiaries have been named in a number of individual tobacco and health lawsuits over time. Plaintiffs’ allegations of liability in these cases have been based on various theories of recovery, such as negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, breach of implied warranty, addiction and breach of consumer protection statutes. Plaintiffs have typically sought various forms of relief, including compensatory and punitive damages, and certain equitable relief, including but not limited to disgorgement. Defenses raised in these cases include lack of causation, assumption of the risk, comparative fault and/or contributory negligence, and statutes of limitations. As of January 25, 2021, there is one case pending against USSTC.
Environmental Regulation
Altria and its subsidiaries (and former subsidiaries) are subject to various federal, state and local laws and regulations concerning the discharge of materials into the environment, or otherwise related to environmental protection, including, in the U.S.: the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act (commonly known as “Superfund”), which can impose joint and several liability on each responsible party. Subsidiaries (and former subsidiaries) of Altria are involved in several matters subjecting them to potential costs of remediation and natural resource damages under Superfund or other laws and regulations. Altria’s subsidiaries expect to continue to make capital and other expenditures in connection with environmental laws and regulations.
Altria provides for expenses associated with environmental remediation obligations on an undiscounted basis when such amounts are probable and can be reasonably estimated. Such accruals are adjusted as new information develops or circumstances change. Other than those amounts, it is not possible to reasonably estimate the cost of any environmental remediation and compliance efforts that subsidiaries of Altria may undertake in the future. In the opinion of management, however, compliance with environmental laws and regulations, including the payment of any remediation costs or damages and the making of related expenditures, has not had, and is not expected to have, a material adverse effect on Altria’s consolidated results of operations, capital expenditures, financial position or cash flows.
Guarantees and Other Similar Matters
In the ordinary course of business, certain subsidiaries of Altria have agreed to indemnify a limited number of third parties in the event of future litigation. At December 31, 2020, Altria and certain of its subsidiaries (i) had $49 million of unused letters of credit obtained in the ordinary course of business; (ii) were contingently liable for guarantees related to their own performance, including $25 million for surety bonds; and (iii) had a redeemable noncontrolling interest of $40 million recorded on its consolidated balance sheet. In addition, from time to time, subsidiaries of Altria issue lines of credit to affiliated entities. These items have not had, and are not expected to have, a significant impact on Altria’s liquidity.
Under the terms of a distribution agreement between Altria and PMI (the “Distribution Agreement”), entered into as a result of Altria’s 2008 spin-off of its former subsidiary PMI, liabilities concerning tobacco products will be allocated based in substantial part on the manufacturer. PMI will indemnify Altria and PM USA for liabilities related to tobacco products manufactured by PMI or contract manufactured for PMI by PM USA, and PM USA will indemnify PMI for liabilities related to tobacco products manufactured by PM USA, excluding tobacco products contract manufactured for PMI. Altria does not have a related liability recorded on its consolidated balance sheet at December 31, 2020 as the fair value of this indemnification is insignificant. PMI has agreed not to seek indemnification with respect to the IQOS patent litigation discussed above under Certain Other Tobacco-Related Litigation - IQOS Litigation, excluding the patent infringement case filed with the United States District Court for the Northern District of Georgia.
As more fully discussed in Note 9. Long-Term Debt, PM USA has issued guarantees relating to Altria’s obligations under its outstanding debt securities, borrowings under its $3.0 billion Credit Agreement and amounts outstanding under its commercial paper program.

Note 19. Quarterly Financial Data (Unaudited)

	2020 Quarters
(in millions, except per share data)	1st	2nd	3rd	4th
Net revenues	$6,359	$6,367	$7,123	$6,304
Gross profit	$2,873	$3,287	$3,717	$3,146
Net earnings (losses)	$1,550	$1,938	$(956)	$1,922
Net earnings (losses) attributable to Altria	$1,552	$1,943	$(952)	$1,924
Per share data:
Basic and diluted earnings (losses) per share attributable to Altria	$0.83	$1.04	$(0.51)	$1.03

	2019 Quarters
(in millions, except per share data)	1st	2nd	3rd	4th
Net revenues	$5,628	$6,619	$6,856	$6,007
Gross profit	$2,811	$3,319	$3,497	$3,084
Net earnings (losses)	$1,121	$1,997	$(2,602)	$(1,814)
Net earnings (losses) attributable to Altria	$1,120	$1,996	$(2,600)	$(1,809)
Per share data:
Basic earnings (losses) per share attributable to Altria	$0.60	$1.07	$(1.39)	$(0.97)
Diluted earnings (losses) per share attributable to Altria	$0.60	$1.07	$(1.39)	$(1.00)

During 2020 and 2019, the following pre-tax (gains) or charges were included in net earnings attributable to Altria:

	2020 Quarters
(in millions)	1st	2nd	3rd	4th
Impairment of JUUL equity securities	$—	$—	$2,600	$—
JUUL changes in fair value	—	—	—	(100)
Tobacco and health litigation items, including accrued interest	24	18	34	7
Asset impairment, exit, implementation and acquisition-related costs	395	8	12	16
ABI-related special items	56	120	513	74
Cronos-related special items	89	(88)	143	(93)
PMCC residual value adjustments	—	34	—	91
COVID-19 special items	—	50	—	—
	$564	$142	$3,302	$(5)

	2019 Quarters
(in millions)	1st	2nd	3rd	4th
Impairment of JUUL equity securities	$—	$—	$4,500	$4,100
Tobacco and health litigation items, including accrued interest	17	28	3	29
Asset impairment, exit, implementation and acquisition-related costs	159	45	11	116
ABI-related special items [1]	163	(129)	(23)	(394)
Cronos-related special items	425	119	549	(165)
	$764	$63	$5,040	$3,686
1 Prior period amounts have been recast to conform with current period presentation for certain ABI mark-to-market adjustments.

As discussed in Note 14. Income Taxes, Altria has recognized income tax benefits and charges in the consolidated statements of earnings (losses) during 2020 and 2019 as a result of various tax events.